UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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Energy XXI (Bermuda) Limited

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Dear Energy XXI Shareholder:

You are cordially invited to attend our 2014 Annual General Meeting of Shareholders. The 2014 Annual General Meeting will be held on November 4, 2014, at 11:00 a.m. (local time) at the offices of Appleby, Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda.

At the 2014 Annual General Meeting, you will be asked to:

(1)	Elect two directors as Class III directors, each for a three-year term;
(2)	Approve changing the name of the company from Energy XXI (Bermuda) Limited to Energy XXI Ltd (the “Corporate Name Change”);
(3)	Authorize our Board of Directors, at its discretion, to effect a cancellation of the admission of our common shares, par value $0.005 per share (“Common Shares”), to the Alternative Investment Market of the London Stock Exchange (“AIM”), to be effective any time on or before March 13, 2015 (the “AIM Admission Cancellation”);
(4)	Vote, on a non-binding advisory basis, to approve the compensation of our named executive officers (say on pay);
(5)	Approve the appointment of UHY LLP as our independent registered public accountants for fiscal year 2015 and to authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration for the fiscal year ending June 30, 2015; and
(6)	Address any other matters that properly come before the 2014 Annual General Meeting and any adjournments or postponements of the meeting.

Your vote is important. Whether or not you plan to attend the 2014 Annual General Meeting in person, it is important that your shares be represented and voted. We urge you to review the accompanying materials carefully and vote as promptly as possible. You may transmit your vote via the internet, via the telephone or you may complete and return a proxy card. Your cooperation is appreciated.

Sincerely,

John D. Schiller, Jr.
Chairman, President and Chief Executive Officer

Houston, Texas
October 10, 2014

Canon’s Court, 22 Victoria Street
PO Box HM 1179
Hamilton HM EX, Bermuda

NOTICE OF 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 4, 2014

October 10, 2014

Date:	Tuesday, November 4, 2014
Time:	11:00 a.m. (local time)
Place:	Appleby, Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda
Purpose:	The following items of business will be considered and are described in the attached proxy statement:
(1)	Elect two directors as Class III directors, each for a three-year term;
(2)	Approve changing the name of the company from Energy XXI (Bermuda) Limited to Energy XXI Ltd (the “Corporate Name Change”);
(3)	Authorize our Board of Directors, at its discretion, to effect a cancellation of the admission of our common shares, par value $0.005 per share (“Common Shares”), to the Alternative Investment Market of the London Stock Exchange (“AIM”), to be effective any time on or before March 13, 2015 (the “AIM Admission Cancellation”);
(4)	Vote, on a non-binding advisory basis, to approve the compensation of our named executive officers (say on pay);
(5)	Approve the appointment of UHY LLP as our independent registered public accountants for fiscal year 2015 and to authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration for the fiscal year ending June 30, 2015; and
(6)	Address any other matters that properly come before the 2014 Annual General Meeting and any adjournments or postponements of the meeting.

Only Energy XXI shareholders who own our common shares at the close of business on September 22, 2014 are entitled to notice of, and can vote at, the 2014 Annual General Meeting or any adjournments or postponements thereof. Your vote is important. We urge you to review the accompanying materials carefully and vote as promptly as possible. You may transmit your vote via the internet, via the telephone or you may complete and return a proxy card. If you have any questions concerning this proxy statement, would like additional copies, or need help voting your common shares of the company, please contact our proxy solicitor, by calling the toll-free number: 888-859-0724.

BY ORDER OF THE BOARD OF DIRECTORS

John D. Schiller, Jr.
Chairman, President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 4, 2014

Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended June 30,
2014 are available at http://www.cstproxy.com/energyxxi/am2014.

Energy XXI (Bermuda) Limited

i

ii

ENERGY XXI (BERMUDA) LIMITED
Canon’s Court, 22 Victoria Street
PO Box HM 1179
Hamilton HM EX, Bermuda

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
NOVEMBER 4, 2014

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

1.  Why am I receiving these proxy materials?

Our Board of Directors, or Board, is soliciting your proxy to vote at our 2014 Annual General Meeting. We have made these proxy materials available to you electronically or delivered printed proxy materials to you. This proxy statement and form of proxy are first being sent or given to shareholders on or about October 10, 2014. This proxy statement summarizes the information that you need to know in order to cast your vote. You do not need to attend the Annual General Meeting in person to vote your shares.

2.  When and where is the 2014 Annual General Meeting?

November 4, 2014, at 11:00 a.m. (local time) at the offices of Appleby, Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda.

If you plan on attending the 2014 Annual General Meeting in person and need directions to the meeting site, please contact Investor Relations at (713) 351-3000.

3.  What are the rules of admission to the 2014 Annual General Meeting if I attend in person?

•	Only shareholders of record as of September 22, 2014 (the record date) and their accompanied guests, or the holders of their valid proxies, will be permitted to attend.
•	Each person attending will be asked to present valid government-issued picture identification, such as a driver’s license or a passport, before being admitted to the meeting.
•	Shareholders who hold their shares through a broker or nominee (i.e., in “street name”) will be asked to provide proof of their beneficial ownership as of September 22, 2014, such as a brokerage statement showing their ownership as of that date.
•	Cameras, recording devices and other electronic devices will not be permitted at the 2014 Annual General Meeting.

4.  Who can vote at the 2014 Annual General Meeting?

We had 93,866,877 common shares, par value $0.005 per share (“Common Shares”), outstanding at September 22, 2014. Each shareholder of record at September 22, 2014 is entitled to one vote on each of the proposals for each Common Share held.

5.  How many shares must be present to hold the 2014 Annual General Meeting?

We must have a “quorum” — at least two shareholders and at least 33 and  1/3% of our outstanding Common Shares represented in person or by proxy — to conduct business at the 2014 Annual General Meeting. Common Shares represented in person or by proxy, including Common Shares represented by proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to the company but marked by brokers as “not voted” (“broker non-votes”), will be counted for purposes of determining whether a quorum is present. If a quorum is not present at the 2014 Annual General Meeting, the meeting may be adjourned from time to time until a quorum is obtained.

6.  On what matters am I voting and how does the Board of Directors recommend I vote?

At the 2014 Annual General Meeting, you will be asked to:

(1)	Elect two directors as Class III directors, each for a three-year term;
(2)	Approve changing the name of the company from Energy XXI (Bermuda) Limited to Energy XXI Ltd (the “Corporate Name Change”);
(3)	Authorize our Board of Directors, at its discretion, to effect a cancellation of the admission of our Common Shares to the Alternative Investment Market of the London Stock Exchange (“AIM”), to be effective any time on or before March 13, 2015 (the “AIM Admission Cancellation”);
(4)	Vote, on a non-binding advisory basis, to approve the compensation of our named executive officers (say on pay);
(5)	Approve the appointment of UHY LLP as our independent registered public accountants for fiscal year 2015 and to authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration for the fiscal year ending June 30, 2015; and
(6)	Address any other matters that properly come before the 2014 Annual General Meeting and any adjournments or postponements thereof.

Our Board of Directors unanimously recommends that you vote FOR each of the proposals at the 2014 Annual General Meeting.

We do not expect any matters to be presented for action at the meeting other than the matters described in this proxy statement. By signing and returning a proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the 2014 Annual General Meeting or any adjournment or postponement thereof, and they intend to vote on any such other matter in accordance with their best judgment.

7.  Who counts the votes and what vote is required to approve each proposal?

Our Board of Directors has appointed Appleby Management (Bermuda) Ltd. as the inspector of elections for the 2014 Annual General Meeting. The inspector of elections will separately calculate affirmative, negative and withheld votes, abstentions and broker non-votes for each of the proposals.

The vote required to pass each proposal is as follows:

Proposal	Voting Options	Vote Required to Adopt Proposal	Effect of Abstentions	Effect of Broker Non-Votes
Election of directors	For or withhold on each nominee	Affirmative vote of a majority of votes cast	Withheld votes will not count “for” or “against” such nominee, and will not be counted as votes cast on such proposal	No effect
Approval of the Corporate Name Change	For, against or abstain	Affirmative vote of a majority of votes cast	Will not be counted as votes in favor of such matter, and will not be counted as votes cast on such proposal	No effect
AIM Admission Cancellation	For, against or abstain	Affirmative vote of not less than 75% of votes cast	Will not be counted as votes in favor of such matter, and will not be counted as votes cast on such proposal	No effect
Approval, on a non-binding advisory basis, of our named executive officers’ compensation	For, against or abstain	Affirmative vote of a majority of votes cast	Will not be counted as votes in favor of such matter, and will not be counted as votes cast on such proposal	No effect
Approve appointment and remuneration of UHY LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015	For, against or abstain	Affirmative vote of a majority of votes cast	Will not be counted as votes in favor of such matter, and will not be counted as votes cast on such proposal	Not applicable
Any other matters properly before the 2014 Annual General Meeting	For, against or abstain	Affirmative vote of a majority of votes cast	Will not be counted as votes in favor of such matter, and will not be counted as votes cast on such proposal	No effect

8.  What happens if a director nominee becomes unable to stand for election?

If any of our director candidates become unavailable for any reason before the election, we may reduce the number of our directors serving on our Board of Directors or a substitute candidate may be designated.

We have no reason to believe that our director candidates will be unavailable. If a substitute candidate is designated, John D. Schiller, Jr. and D. West Griffin (the management proxy holders) will vote your Common

Shares for such substitute if they are instructed to do so by our Board of Directors or, if our Board of Directors does not do so, in accordance with their own best judgment.

9.  Who pays the expenses of proxy solicitation?

We will bear the entire cost of preparing, printing and soliciting proxies. We have retained Eagle Rock Proxy Advisors LLC, an independent proxy solicitation firm, to assist us in soliciting proxies for an estimated fee of $5,500, plus reasonable out-of-pocket expenses. We may also reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our Common Shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies (without additional compensation) in person or by other means of communication.

10.  Can shareholders make proposals?

Our Board of Directors does not intend to bring any other matters before the 2014 Annual General Meeting and has not been informed that any other matters are to be presented by others. Our Bye-Laws contain several requirements that must be satisfied in order for any of our shareholders to bring a proposal before one of our annual general meetings, including a requirement of delivering proper advance notice to us. Shareholders are advised to review our Bye-Laws if they intend to present a proposal at any of our annual general meetings.

You may submit proposals for consideration at future shareholder meetings, including director nominations. Please read “Shareholder Proposals for 2015 Annual General Meeting” for information regarding the submission of shareholder proposals and director nominations for consideration at next year’s annual general meeting.

11.  How do I vote my Common Shares?

Record holders may vote their Common Shares in person at the 2014 Annual General Meeting or may give us or their designated representative their proxy. We recommend you vote by proxy even if you plan to attend the 2014 Annual General Meeting as you can always change your vote at the 2014 Annual General Meeting. If you have any questions, would like additional copies or need assistance voting your Common Shares, please contact Eagle Rock Proxy Advisors LLC, our proxy solicitor, by calling the toll-free number: 888-859-0724.

Record holders may vote their Common Shares or submit a proxy to have their Common Shares voted by one of the following methods:

•	Internet. You may submit a proxy electronically on the Internet by following the instructions at http://www.cstproxy.com/energyxxi/am2014. You will need the control number that appears on your proxy card to vote online. Internet voting facilities will be available 24 hours a day and will close at 7:00 p.m., Eastern Standard Time, on November 3, 2014.
•	Telephone. You may submit a proxy by telephone (from U.S. only) using the toll-free number: 866-894-0537. The telephone number is toll free, at no charge to our shareholders. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 7:00 p.m., Eastern Standard Time, on November 3, 2014. An agent will be available to answer questions from 8:00 a.m. through 8:00 p.m. (Eastern Standard Time), Monday through Friday.
•	Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.
•	In person. You may vote in person at the 2014 Annual General Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

12.  What if my Common Shares are held in someone else’s name?

If your Common Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the 2014 Annual General Meeting.

However, since you are not the shareholder of record (record holder), you may not vote these Common Shares in person at the 2014 Annual General Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the Common Shares.

If you hold your Common Shares in street name, you will receive instructions from your broker or other nominee describing how to vote your Common Shares. If you do not instruct your broker or nominee how to vote your Common Shares, they may vote your Common Shares as they decide as to each matter for which they have discretionary authority.

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your Common Shares and the broker or other nominee indicates it does not have authority to vote such Common Shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Proposals 1 – 4 are not considered “routine” and, therefore, the Common Shares held by brokers will not be voted on those proposals without specific instruction from the beneficial holder of the Common Shares.

13.  What if I Change My Mind After I Give You My Proxy?

You may revoke your proxy at any time before your Common Shares are voted at the 2014 Annual General Meeting by the following methods:

•	voting at a later time by Internet or telephone;
•	providing us with a new proxy with a later date;
•	sending our Corporate Secretary a written notice of your desire to revoke your proxy; or
•	attending the 2014 Annual General Meeting in person and notifying the inspector of elections of your desire to revoke your proxy. However, your proxy will not automatically be revoked merely because you attend the 2014 Annual General Meeting.

If your Common Shares are held of record by an intermediary, you may submit new voting instructions by contacting your broker, bank or other nominee or you may vote in person at the 2014 Annual General Meeting if you obtain a legal proxy.

PRESENTATION OF FINANCIAL STATEMENTS

In accordance with Section 84 of the Companies Act 1981 of Bermuda, our audited consolidated financial statements for the year ended June 30, 2014 will be available for review before the 2014 Annual General Meeting. These statements have been approved by our Board of Directors. There is no requirement under Bermuda law that such statements be approved by shareholders, and no such approval will be sought at the 2014 Annual General Meeting.

Our audited consolidated financial statements for the year ended June 30, 2014 have been provided to shareholders by inclusion in our 2014 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (our “Form 10-K”) (without exhibits), mailed with the Notice of 2014 Annual General Meeting of Shareholders and this proxy statement, but such statements and our Form 10-K do not constitute part of the proxy solicitation materials. Our 2014 Annual Report and our Form 10-K, including amendments thereto, are both also available on our website at www.energyxxi.com.

PROPOSALS YOU MAY VOTE ON

PROPOSAL NO. 1:
ELECTION OF CLASS III DIRECTORS

Our full Board of Directors consists of seven directors divided into three classes, with Class I and Class III each having two directors and Class II having three directors. The directors in each class serve a three-year term. The terms of each class expire at successive annual general meetings so that the shareholders elect one class of directors at each annual general meeting.

The election of the Class III directors will take place at the 2014 Annual General Meeting. The Nomination Committee nominated Messrs. Schiller and Colvin to stand for re-election as Class III directors for a three-year term.

If elected, each of Messrs. Schiller and Colvin will serve on our Board of Directors as Class III directors until our 2017 Annual General Meeting, or until their successors are duly elected and qualified or until their earlier resignation or removal in accordance with our Bye-Laws. If any of the nominees should become unable to accept election, the management proxy holders may vote for other person(s) selected by our Board of Directors or the named proxies. We expect each nominee for election as a director at the 2014 Annual General Meeting to be able to accept such nomination.

The process undertaken by the Nomination Committee in recommending qualified director candidates is described under “Board of Directors and Governance — Committees of Our Board of Directors —  Nomination Committee.” Certain general information about our directors and the individual qualifications and skills of our directors that contribute to our Board of Directors’ effectiveness as a whole are described below in each director’s biographical information under “Information About Directors.”

Vote Required for Approval

An affirmative vote of a majority of votes cast by our shareholders will be required for a nominee to be elected to our Board of Directors as Class III directors to serve until the 2017 Annual General Meeting or until their successors have been elected and qualified or until their earlier removal or resignation from our Board of Directors. Abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF EACH OF THE CLASS III DIRECTOR NOMINEES,
JOHN D. SCHILLER, JR. AND WILLIAM COLVIN.

PROPOSAL NO. 2:
APPROVAL OF THE CORPORATE NAME CHANGE

On July 16, 2014, our Board of Directors adopted resolutions declaring that changing the name of the company from Energy XXI (Bermuda) Limited to Energy XXI Ltd (the “Corporate Name Change”) was advisable, and directed that a proposal to approve the Corporate Name Change be submitted to the holders of our Common Shares.

Background and Reasons for the Corporate Name Change

In connection with our October 2005 offering of our Common Shares, we applied for our securities to be admitted to trading on the Alternative Investment Market of the London Stock Exchange, now referred to as AIM (“AIM”). Because Bermuda is a British Overseas Territory under the jurisdiction of the United Kingdom, it was logical to include our jurisdiction of formation in our corporate name as a marketing advantage for an AIM listed company.

Our Form 10 Registration Statement was not filed until a year later, on October 30, 2006, and our Common Shares did not begin trading in the U.S. on The NASDAQ Capital Market (“NASDAQ”) until August 1, 2007, almost two years after our AIM admission.

Over time, our daily trading volumes in the U.S. have greatly outpaced our daily trading volumes on AIM. Additionally, our main operating units, as well as operations, are in the U.S. The marketing strategy of including ‘Bermuda’ in our corporate name is less relevant today than it was at the time we were listed only on AIM. Further, if our shareholders approve Proposal 3 to authorize our Board of Directors, in its discretion, to cancel the admission of our Common Shares to AIM, and if the AIM admission is cancelled, there will be even less marketing incentive to include our jurisdiction of formation in our corporate name.

Therefore, the Board of Directors is proposing the Corporate Name Change at the 2014 Annual General Meeting.

No Effect on Outstanding Stock Certificates

The Corporate Name Change will not affect the validity or transferability of currently outstanding stock certificates, and shareholders will not be requested to surrender for exchange any certificates presently held by them. Our ticker symbol will continue to be “EXXI.”

Vote Required for Approval

An affirmative vote of a majority of votes cast by the holders of our Common Shares is required for the approval of the Corporate Name Change. Abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” APPROVAL OF THE CORPORATE NAME CHANGE.

PROPOSAL NO. 3:
CANCELLATION OF ADMISSION OF OUR COMMON SHARES TO AIM

In connection with our October 2005 offering of our Common Shares, as well as our warrants to purchase Common Shares (“Warrants”), we applied for our securities to be admitted to trading on the AIM. Unlike certain other U.S. and foreign exchanges, the AIM Rules for Companies (“AIM Rules”) did not require companies to maintain a minimum number of publicly traded shares outstanding at any given time, nor did it require companies to maintain a minimum market capitalization. We sought admission to the public market during the early stages of our development by listing our securities on AIM.

Our Common Shares were admitted to trading on AIM in October 2005. Currently, our unrestricted and restricted Common Shares (collectively referred to herein as Common Shares, unless otherwise indicated) are admitted to AIM under the symbols “EXXI” and “EXXS,” respectively. Our Form 10 Registration Statement was filed on October 30, 2006, and on August 1, 2007, our unrestricted Common Shares began trading on The NASDAQ Capital Market (“NASDAQ”) under the symbol “EXXI.”

At our 2009 Annual General Meeting, our shareholders approved a proposal identical to this proposal to authorize our Board, at its discretion, to cancel the admission of our Common Shares to AIM on or before March 11, 2010. However, in its discretion the Board determined that it was not in our best interest to make such a cancellation at that time.

For the reasons set forth below, the Board is once again recommending that the shareholders authorize the Board of Directors, at its discretion, to cancel the admission of our Common Shares to AIM, to be effective any time on or before March 13, 2015 (the “AIM Admission Cancellation”). Our Warrants, which were admitted to AIM under the symbol “EXXW,” expired on October 20, 2009 and therefore, the admission of the company’s Warrants was cancelled without any action by our Warrant holders.

Summary

The company has focused on the following key factors in recommending the AIM Admission Cancellation:

•	Our Common Shares trade in the U.S. on NASDAQ and we believe that an effective market for trading our Common Shares exists on NASDAQ;
•	The costs of maintaining an AIM listing in addition to the company’s NASDAQ listing are disproportionate to the benefits to the company;
•	Management time taken up with our AIM listing could more usefully be deployed elsewhere to the benefit of the company. In particular, the management time and the legal and regulatory burden associated with maintaining the company’s admission to trading on AIM is disproportionate to the benefits to the company; and
•	Our main operating units, as well as operations, are in the U.S. Consequently, we believe that (1) maintaining a listing in our home market is more beneficial to us and is estimated to lead to greater liquidity in our securities and (2) it is currently preferable for our shareholders to trade through a U.S.-based exchange.

In light of the above, we believe that it is no longer in the best interests of the company to retain its AIM quotation.

Availability of Trading in the United States

Common Shares.  Our unrestricted Common Shares are currently listed on NASDAQ in the U.S. and have been since August 1, 2007. Our average daily trading volume for fiscal-year ended June 30, 2014 was 1,605,883 Common Shares per day. Our average daily trading volume from July 1, 2014 to September 22, 2014 was 2,774,942 Common Shares per day. As a result, we believe that there is sufficient liquidity in our U.S. market for trading our Common Shares on NASDAQ.

Restricted Shares.  Under U.S. securities laws at the time of our offering, restricted Common Shares could not be re-sold until they had been held for two years, unless registered with the SEC or unless an exemption from registration was available. The relevant U.S. securities laws have subsequently been revised to reduce the holding period to six months, effective February 15, 2008. As a result, restricted Common Shares may be sold by our non-affiliates, either within or outside the U.S. without other restrictions imposed by U.S. securities laws, subject to satisfying Rule 144 requirements. Additionally, such holders may apply (without selling their restricted Common Shares) to have their restricted Common Shares exchanged for unrestricted Common Shares by requesting that the restrictive legend on their certificate(s) be removed (“Legend Removal”). We have only approximately 5,825 restricted Common Shares currently outstanding.

Trading on AIM Has Been Limited

Since our Common Shares were admitted to AIM, trading therein has been limited as compared to the NASDAQ trading volumes for our unrestricted Common Shares. We believe that the relatively thin trading of our Common Shares on AIM is another reason supporting the AIM Admission Cancellation.

Associated Costs

The annual cost of maintaining our listing on AIM is approximately $225,000. In addition, our auditors are required to review our financial statements from both the United States Securities and Exchange Commissions (“SEC”) perspective and AIM perspective, and we must make filings on both AIM and with the SEC on material matters, reserves, financial statements and other matters related to our business and operations. These duplicative efforts require additional costs and time of our management and employees.

Effective Date and Procedures

The effective date for the AIM Admission Cancellation, if effected by the Board of Directors, will be on or before March 13, 2015, but in no case before the 20 business day notice period prescribed by AIM Rules has been satisfied. Thereafter, our Common Shares will continue to be tradable on NASDAQ. Current Common Share certificates will remain valid, although we will accept and destroy existing certificates to either keep accounts in book entry format or to issue new certificates from our U.S. registrar, Continental Stock Transfer & Trust.

Vote Required for Approval

Rule 41 of the AIM Rules states that cancellation of admission of securities to AIM is conditioned upon the consent of not less than 75% of the votes cast by our shareholders given in a general meeting. Thus, cancellation of the admission of our Common Shares requires the approval of 75% of the votes cast at the 2014 Annual General Meeting by holders of Common Shares in their capacity as such (provided a quorum is present). Abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” AUTHORIZING
THE BOARD OF DIRECTORS, AT ITS DISCRETION, TO CANCEL THE AIM
ADMISSION OF OUR COMMON SHARES ON OR
BEFORE MARCH 13, 2015.

PROPOSAL NO. 4:
NON-BINDING ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), promulgated thereunder, requires that we provide shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, our named executive officers’ compensation as disclosed in this proxy statement in accordance with the rules of the SEC. This vote is not intended to address any specific compensation arrangement or amount, but rather the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed under the “Executive Compensation” section of this proxy statement. This disclosure includes the Compensation Discussion and Analysis and compensation tables and narrative discussion following the compensation tables. Shareholders are asked to vote on the following resolution:

RESOLVED, that the shareholders of Energy XXI (Bermuda) Limited (the “company”) approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the rules of the SEC.

We understand that our executive compensation practices are important to our shareholders. Our core executive compensation philosophy continues to be based on pay for performance, and we believe that our executive compensation program is strongly aligned with the long-term interests of our shareholders and is worthy of shareholder support. In considering how to vote on this proposal, we encourage you to review all of the relevant information in this proxy statement, including our Compensation Discussion and Analysis (including the Executive Summary), the compensation tables and the narrative discussion following the compensation tables regarding our executive compensation program.

As an advisory vote, this proposal is not binding on the company or our Board of Directors. However, the Remuneration Committee, which is responsible for structuring and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of votes cast by the holders of our Common Shares. Abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL,
ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICERS’
COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 5:
APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM AND AUDITORS’ REMUNERATION

General

Our Audit Committee has selected UHY LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending June 30, 2015, and our Board of Directors asks that the shareholders approve the appointment of UHY LLP as the independent registered public accounting firm for such year and authorize our Audit Committee to determine the auditors’ remuneration. If the shareholders do not approve the appointment of UHY LLP, the adverse vote will be considered as a direction to the Audit Committee to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the recommended appointment for the fiscal year ended June 30, 2015 will be permitted to stand by our Board of Directors unless the Audit Committee finds other reasons for making a change.

While the Audit Committee is responsible for the remuneration, retention and oversight of our independent registered public accounting firm, our Audit Committee and our Board of Directors are requesting that the shareholders approve the appointment of UHY LLP as our independent registered public accounting firm and authorize our Audit Committee to determine the auditors’ remuneration for fiscal year ending June 30, 2015 as required by Bermuda law and as a matter of good corporate practice. All services to be rendered by our independent registered public accounting firm are subject to pre-approval and review by our Audit Committee.

UHY LLP has audited our financial statements since our inception on July 25, 2005. The Audit Committee selected UHY LLP to act as our independent registered public accounting firm because the Audit Committee believes UHY LLP has significant resources and expertise in the oil and gas industry. UHY LLP has represented to us that it is independent with respect to our company within the meaning of the published rules and regulations of the SEC previously defined.

A representative from UHY LLP will be present at the 2014 Annual General Meeting, will have an opportunity to make a statement, if he desires to do so, and will be available to respond to appropriate questions.

Vote Required for Approval

An affirmative vote of a majority of votes cast by the holders of our Common Shares is required for the approval of the appointment of UHY LLP as our independent registered public accounting firm and to authorize our Audit Committee to set the auditors’ remuneration for the fiscal year ending June 30, 2015. Accordingly, abstentions will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL
OF THE APPOINTMENT OF UHY LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM AND TO AUTHORIZE THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS TO SET THE AUDITORS’ REMUNERATION FOR THE
FISCAL YEAR ENDING JUNE 30, 2015.

Fees Paid to UHY LLP

The following table sets forth the aggregate fees for professional services rendered by UHY LLP for the years ended June 30, 2014 and June 30, 2013 on behalf of our company and our subsidiaries:

	Year Ended
	June 30, 2014	June 30, 2013
Audit Fees(1)	$1,398,343	$690,072
Audit Related Fees(2)	57,000	25,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$1,455,343	$715,072

(1)	Audit fees are fees paid to UHY LLP for professional services related to the audit and quarterly reviews of our financial statements, including those of our subsidiary, Energy XXI Gulf Coast, Inc., and internal control over financial reporting and for services that are normally provided by the accountant in connection with regulatory filings. Audit fees in 2014 include $302,222 related to services provided in connection with the acquisition of EPL Oil & Gas Inc., $208,600 related to services provided in connection with the stand-alone audit of EPL Oil & Gas, Inc. and $170,308 related to services provided in connection with the review of offering memorandums, providing comfort letters and consents. Does not include audit fees relating to audit services provided for our joint venture entity described in “Certain Relationships and Related Transactions” below, of which we are 20% owner.
(2)	Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include, but are not limited to, special audits of acquired properties and audits of employee benefit plans.
(3)	No fees were paid to UHY LLP for tax services.
(4)	No other fees were paid to UHY LLP.

Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by UHY LLP. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis and may delegate pre-approval authority to one or more Audit Committee members. If so delegated, the Audit Committee member must report any pre-approval decision by him to the Audit Committee at its first meeting after the pre-approval was obtained.

We became subject to the rules of the SEC regarding qualifications of auditors, including the pre-approval provisions, on December 29, 2006, which is the date our registration statement on Form 10 became effective. Our indirect, wholly-owned subsidiary, Energy XXI Gulf Coast, Inc., became subject to the rules of the SEC regarding qualifications of auditors, including the pre-approval provisions on September 10, 2007, the date that its registration statements relating to the exchange offer to exchange outstanding unregistered notes for freely tradable exchange notes registered under the Securities Act of 1933, as amended (the “Securities Act”), became effective. The fees paid in the fiscal years ended June 30, 2014 and June 30, 2013 included in the above table were approved by the Audit Committee in conformity with the pre-approval process or pursuant to the SEC’s waiver of pre-approval provisions.

Other

In connection with the audits for the years ended June 30, 2014 and June 30, 2013, there were no disagreements with UHY LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of UHY LLP, would have caused them to refer to such disagreement in connection with their report.

INFORMATION ABOUT DIRECTORS

The following sets forth information concerning each of the nominees for election to the Board and each continuing member of the Board of Directors, including their name, age, principal occupation or employment for at least the past five years and the period for which such person has served as a director of the company. There are no family relationships among any of our directors or executive officers.

As well as describing the experiences, qualifications, attributes and skills of the company’s continuing directors, the following describes the experiences, qualifications, attributes and skills that caused the Nomination Committee and Board of Directors to determine that the persons nominated as Class III directors to serve until the 2017 Annual General Meeting should be so nominated.

Nominees for Election as Class III Directors

The following information is furnished regarding the Class III nominees who will continue to serve on the Board of Directors until the 2017 Annual General Meeting and until their respective successors are elected and qualified or until the earlier of their resignation or removal.

John D. Schiller, Jr. has been our Chairman of the Board of Directors and Chief Executive Officer since the founding of the company in 2005 and was appointed the title of President in August 2014. Before founding the company, Mr. Schiller served as the Vice President, Exploration and Development, for Devon Energy from April 2003 to December 2003 with responsibility for domestic and international activities and as Executive Vice President, Exploration and Production, for Ocean Energy, Inc. from 1999 to April 2003, overseeing Ocean’s worldwide exploration, production and drilling activities. Before that Mr. Schiller served as Senior Vice President of Operations of Seagull Energy and held various positions at Burlington Resources and Superior Oil, where he began his career in 1981.

Mr. Schiller is a registered professional engineer in the State of Texas, is a member of the Texas A&M University Dwight Look College of Engineering Advisory Board and a charter member and past Chairman of the Texas A&M University Petroleum Engineering Industry Board. He is a member of the Independent Petroleum Association of America, the American Petroleum Institute and the Society of Petroleum Engineers, and is a member of the Board of the National Ocean Industries Association. Mr. Schiller currently serves on the Board of Directors of the Houston Alley Theatre and Escape Family Resource Center, both charitable organizations. Mr. Schiller graduated with honors, receiving a bachelor of science degree in petroleum engineering from Texas A&M University in 1981 and was inducted into the Texas A&M University Harold Vance Department of Petroleum Engineering’s Academy of Distinguished Graduates in 2008 and was named the 2014 Ernst & Young Entrepreneur of the Year. Mr. Schiller is 55 years of age.

Mr. Schiller, founder of the company, has 34 years of experience in the oil and gas industry and has been intimately involved in the formation, growth and leadership of the company since its inception. Mr. Schiller is particularly experienced in the Gulf of Mexico areas where our company’s core operations are located, as well as in other high-rate offshore waters around the world. Mr. Schiller’s extensive expertise in our industry assists the Board of Directors in making strategic decisions and his detailed knowledge and perspective regarding the challenges and strategic and operational opportunities facing the company make him uniquely qualified to lead our company and Board of Directors.

William Colvin, an independent director of the company since 2005, joined our Board of Directors shortly after the company was founded. Additionally, since 2012 he has been a non-executive director of Infrastrata Plc (an AIM listed company engaged in oil and gas exploration and gas storage projects in the UK) and Oasis Dental (a private equity owned business providing private and NHS dentistry services across the UK). In February 2013 he was named a non-executive director of Baron Oil Plc (an AIM listed oil and gas exploration and production company focused on Colombia and Peru), and in November 2013 was named Chairman of LM Funerals (a privately held English funeral provider). Additionally, since October 2010 he has served as Chairman of the Trustee Board of Elizabeth Finn Care (a UK based charitable organization), and has served as Chairman of Dundee Football Clubs Limited since August 2013.

Aside from his directorships Mr. Colvin has focused on personal interests and investments since 2009, following the end of his almost four year service with Southern Cross Healthcare PLC, a nursing home operator based in the UK, where most recently he served as Chief Executive during 2008. From March 2005 to January 2008, until his appointment as Chief Executive, Mr. Colvin served as Southern Cross Healthcare PLC’s chairman of the board, the role Mr. Colvin assumed following the acquisition of NHP Plc by funds controlled by The Blackstone Group. From January 2000 to February 2005 Mr. Colvin was a director of NHP Plc, a property investment group in the UK specializing in the ownership of freehold or long leasehold interests in modern purpose-built nursing homes. From November 2000 to February 2005, Mr. Colvin was also the Chief Executive of NHP Plc. Mr. Colvin served as Finance Director of British-Borneo Oil & Gas Plc from 1992 to 1999, as Finance Manager/Director at Oryx UK Energy from 1990 to 1992, as group financial controller at Thames Television Plc from 1989 to 1990 and in a variety of financial roles for Atlantic Richfield (ARCO) Inc. from 1984 to 1989. From 1979 to 1984, Mr. Colvin worked in the audit department of Ernst & Young. He qualified as a Scottish Chartered Accountant in 1982 and holds a Bachelor of Commerce degree from the University of Edinburgh. Mr. Colvin is 56 years of age, serves as chair of the Audit Committee and is a member of the Nomination Committee.

Mr. Colvin is an experienced financial leader with more than 34 years of experience in corporate finance, economics, accounting and financial management. His business and board experience, particularly his extensive knowledge of accounting principles and financial operating rules make him a valuable member of our Board of Directors. Additionally, his experiences working in the oil and gas industry enable him to understand and review our operations.

Continuing Class I Directors

The following information is furnished with respect to the Class I directors, who will continue to serve on the Board of Directors until the 2015 Annual General Meeting and until their respective successors are elected and qualified or until the earlier of their resignation or removal.

Paul Davison, an independent director of the company since May 2007, brings 40 years of oil and gas industry experience to the Board of Directors, with a wealth of knowledge and experience relating to our operations, particularly in the international arena. He served from November 2009 to May 2012 as an advisor to the Oman Oil Company, advising primarily on exploration and production strategy and investments, and from February 2006 to May 2007 was a consultant for Talisman Energy, Inc., a publicly traded entity that is one of Canada’s largest independent oil and gas companies. Currently he is also a director of Allpark Leisure Limited, a privately held manufacturing company. Mr. Davison has pursued personal interests and investments since serving as Technical and Operations Director of Paladin Resources plc from 1997 until its takeover in 2006. Before 1997, Mr. Davison served in various petroleum engineering and general management positions with Shell and Clyde Petroleum plc., including serving as President of Clyde Indonesia from 1996 to 1997. Mr. Davison graduated from Nottingham University in 1974 with a degree in mining engineering. Mr. Davison is 61 years of age and is a member of the Audit and Remuneration Committees.

Mr. Davison brings extensive international operations experience, having spent significant time overseeing projects in the Far East, Southeast Asia and the Middle East. Additionally, his career in operations, ranging from engineer to operations director, has provided Mr. Davison with a very strong foundation for assessing our overall corporate strategies and reviewing our operations. Mr. Davison also brings significant managerial experience, providing him with substantial knowledge in personnel management.

Hill A. Feinberg, an independent director of the company since May 2007, has served since 1991 as the Chairman and Chief Executive Officer of FirstSouthwest Company, a privately held, fully diversified investment banking firm founded in 1946 that became a subsidiary of PlainsCapital Corporation in 2008. Effective November 30, 2012 in connection with the acquisition of PlainsCapital Corporation by Hilltop Holdings Inc., Mr. Feinberg was appointed to the board of directors of Hilltop Holdings Inc. Prior to this appointment, Mr. Feinberg had served as a member of the Board of Directors of PlainsCapital Corporation from December 31, 2008 until November 30, 2012. Before joining FirstSouthwest Company in 1991, Mr. Feinberg was a Senior Managing Director at Bear Stearns & Co. and a former Vice President and Manager of Salomon Brothers in the Dallas office. Mr. Feinberg is a past Chairman of the Municipal Securities Rulemaking Board, the self-regulatory organization charged with the responsibility of writing rules governing the municipal securities activities of registered brokers. Mr. Feinberg also formerly served as a member of the board of Compass Bancshares, Inc., Texas Regional Bancshares, Inc., advisory director of Hall Phoenix Energy, LLC and was the non-executive chairman of the board of directors of General Cryogenics, Inc. Mr. Feinberg is currently a member of the Greater Dallas Chamber.

His civic and charitable service includes chairing the board of directors of the Phoenix Houses of Texas and serving as board member of Phoenix House Foundation. He is a board member of the Cardiopulmonary Research Science and Technology Institute, a member of the Board of Trustees of St. Mark’s School of Texas and the University of Georgia Terry School of Business Dean’s Advisory Council. He is the past Chairman of the MBM Foundation, which is the governing board of the partnership between Menninger Clinic and the Baylor College of Medicine. He is past-chairman of the corporate giving committee for the Senior Source. Mr. Feinberg received his bachelor’s degree in finance from the University of Georgia in 1969, receiving the Distinguished Alumnus Award from the University of Georgia’s Terry College of Business in May 2008. After graduation, he joined the U.S. Army Corps of Engineers, serving as first lieutenant in Vietnam from 1970 to 1971. Mr. Feinberg is 67 years of age, serves as lead independent director and chair of the Nomination Committee and is a member of the Remuneration Committee and an ex officio member of the Audit Committee in his capacity as lead independent director.

Mr. Feinberg is an experienced financial leader with almost 40 years in the financial services industry. His education in finance, his extensive experience in banking and investments, as well as his service to regulatory groups combine to bring significant business and financial experience to our Board of Directors and give him useful insight into strategies and solutions needed to address an increasingly complex business environment. His years leading an investment banking firm and his service on other boards give him a deep understanding of the role of the board and committees, making him particularly valuable to our Board.

Continuing Class II Directors

The following information is furnished with respect to the Class II directors, who will continue to serve on the Board of Directors until the 2016 Annual General Meeting and until their respective successors are elected and qualified or until the earlier of their resignation or removal.

Cornelius Dupré II, an independent director of the company since October 2010, is the Chairman and CEO of Dupré Interests, an investment and private equity firm, serving in that capacity since founding the company in 2004. He has also served on the Board of Directors of Caza Oil & Gas, Inc., a publicly-held company trading on the AIM and the Toronto Stock Exchange, since April 2008. His current directorships also include Axon Energy Products (since September 2014), Hoover Container Solutions, Inc. (since November 2013), U.S. Well Services, LLC (since March 2012), Wellbore Fishing and Rental Tools, LLC (since 2012) Alternative Well Intervention, LLC (since 2012), Crystal Fuels Inc. (since 2006), Domain Energy Partners (since 2005) and Foundation Energy Company (since 2004). From July 1999 to May 2004, Mr. Dupré served as Senior Vice President, Sales and Marketing of National Oilwell, Inc. following its acquisition by merger of Dupré Companies, a group of oilfield services companies, where Mr. Dupré served as founder, Chairman and CEO from November 1981. Mr. Dupré is a member of the Society of Petroleum Engineers, the American Petroleum Institute, the IPAA, the Petroleum Equipment Suppliers Association, the International Association of Drilling Contractors, the Louisiana Oil and Gas Association and the Houston Producers Forum, and a member of the Boards of the National Ocean Industries Association and Western Energy Alliance. Additionally, Mr. Dupré serves the boards of the Sam Houston Area Boy Scouts of America, the Baylor College of Medicine Partnership Foundation and Spindletop Charity Foundation, each a charitable organization. Mr. Dupré received a bachelor of science degree from Louisiana State University, a master’s degree in business administration from Northeastern University and a Juris Doctor degree from Louisiana State University Law Center. Mr. Dupré is 62 years of age and serves as chair of the Remuneration Committee and is a member of the Nomination Committee.

As an oil and gas services entrepreneur with more than 30 years of experience, Mr. Dupré brings a wealth of knowledge and experience to our Board of Directors. His experiences as a founder, director and leader of various businesses have provided him with valuable skills in operational, management, personnel and business development matters. His experiences as director of other companies have provided him with extensive knowledge in corporate governance and management matters and the ability to apply that knowledge to our governance and business operations.

Kevin Flannery, an independent director of the company since October 2010, is the president and chief executive officer of Whelan Financial Corporation, a company he founded in 1993 that specializes in financial management and consulting. He has also served as chairman of the board of FPM Heat Treating, LLC, a leading provider of heat treatment processes, since 2003 and has been a director of Luxfer Holdings plc (a manufacturer of high performance engineering materials) since May 2007. Additionally, Mr. Flannery served as chairman of the board of directors of Modern Luxury Media, Inc., a magazine publishing company, from 2007 until September of 2012, and was a director and member of the compensation committee of ATS Corporation, publicly traded on AMEX, from June 2009 to 2012. Mr. Flannery is also a member of the New York Stock Exchange Allocation Committee and has previously served on the boards of directors of the following companies: Dan River Inc. (2005); Darling International, Inc. (May 2004 to May 2006 — audit, compensation and governance committees); Sheffield Steel Corp. (August 2002 to May 2006 — special committee chairman); Cascade Timberland LLC (December 2004 to June 2006 — audit committee member); Atkins Nutritionals Inc. (2006 to September 2007 — audit committee chairman and compensation committee member); Norwood Promotional Products Inc (2006 to 2007 — audit and finance committee chairman and compensation committee member); Texas Petrochemical LP (May 2004 to June 2009  — compensation and finance committees chairman); Daystar Technologies, Inc. (April 2007 to September 2009 — compensation committee chairman); and Seitel, Inc. (December 2004 to May 2007 — compensation, nomination and governance committees). He has assisted Rehrig United Inc., a manufacturing company, in its liquidation following its inability to survive a spike in material costs (serving as its chairman and chief executive officer in 2008) and oversaw RoweCom, Inc., a provider of service and e-commerce solutions for purchasing and managing print and e-content knowledge resources, in its reorganization proceedings under Chapter 11 of the United States Bankruptcy Code and it negotiations with the creditors’ committees (serving as its chairman and chief executive officer during 2003 through October 2004). Mr. Flannery also served as the chairman and chief executive officer or Telespectrum Worldwide, a telemarketing and consumer service company (April 2002 to October 2004). Mr. Flannery began his career at Goldman Sachs & Co and was a senior managing director of Bear Stearns & Co. Mr. Flannery is 70 years of age and is a member of the Audit and Nomination Committees.

Mr. Flannery’s almost 50 years of experience in both operational and managerial roles in a variety of industries have given him significant insight into the company’s operational and financial opportunities and the means to take advantage of them. Additionally, his service on numerous boards and board committees provide a unique depth of knowledge concerning governance matters that is of great value to the Board and its committees.

Scott A. Griffiths, an independent director of the company since June 2014, joined the Board in connection with our acquisition of EPL Oil & Gas, Inc. and had served as a director of EPL since September 2009. Mr. Griffiths has almost 30 years of experience in the energy sector. Mr. Griffiths served as Senior Vice President and Chief Operating Officer of Hydro Gulf of Mexico, L.L.C. from December 2005 to December 2006. Subsequent to leaving Hydro Gulf of Mexico, Mr. Griffiths has been involved in certain energy investments for his own account. From 2003 through December 2005, Mr. Griffiths served as Executive Vice President and Chief Operating Officer of Spinnaker Exploration Company. From 2002 to 2003, Mr. Griffiths served as Senior Vice President, Worldwide Exploration for Ocean Energy, Inc. Mr. Griffiths joined Ocean following the 1999 merger of Ocean and Seagull Energy Corporation, where he began working in 1997. At Seagull, Mr. Griffiths served as Vice President, Domestic Exploration. From 1984 to 1997, Mr. Griffiths was with Global Natural Resources, Inc. where he served in various capacities, including Vice President for Domestic Exploration, before Global merged with Seagull in 1997. Mr. Griffiths was also an Exploration Geologist with Shell Oil Company from 1981 to 1984. Mr. Griffiths is a director of Enlink Midstream GP, LLC. Mr. Griffiths served as a director of Copano Energy, LLC from 2002 until 2013 when

Copano Energy, LLC was sold to Kinder Morgan. He holds a B.S. in Geology from the University of New Mexico, an M.A. in Geology from Indiana University and completed the Advanced Management Program at Harvard Business School. Mr. Griffiths is 59 years old and additionally serves as a member of our Audit and Remuneration Committees.

Mr. Griffiths’ almost 30 years of experience in the energy industry, as well as his business and board experience, particularly his extensive experience in the operations aspects of the oil and gas business, make him a valuable member of our Board of Directors and its committees.

BOARD OF DIRECTORS AND GOVERNANCE

Role of our Board of Directors

Pursuant to our Bye-Laws, the number of directors is fixed and may be increased or decreased from time to time by resolution of our Board of Directors, provided that the number of directors must not be less than three. Following the 2014 Annual General Meeting, our Board of Directors will continue to have seven members. Our Board of Directors is divided into three classes, Class I (two directors), Class II (three directors) and Class III (two directors), with staggered terms of office ending in 2015, 2016 and 2014, respectively. The terms for each class expire on the date of the third annual general meeting following the most recent election of directors for such class. Each director holds office until the next annual general meeting for the election of directors of his class and until his successor has been duly elected and qualified or until his earlier removal or resignation.

Our Board of Directors meets regularly to review significant developments affecting our company and to act on matters requiring Board of Directors approval. Our Board of Directors held twelve formal board meetings, as well as committee meetings described below, during the fiscal year ended June 30, 2014 and acted by written consent without a formal meeting five times. During fiscal year ended June 30, 2014, we had 100% member attendance at our Board of Directors and committee meetings.

Corporate Governance

We maintain a corporate governance page on our website, which includes key information about our Code of Business Conduct and Ethics and charters for each of the committees of our Board of Directors: the Audit Committee, the Remuneration Committee and the Nomination Committee. The corporate governance page can be found at www.energyxxi.com, by clicking on “Management Team” and then on “Corporate Governance.”

Board Leadership

Our Board of Directors has chosen to combine the positions of Chief Executive Officer and Chairman of our Board of Directors. Our Board of Directors believes that combining these positions is currently the most effective leadership structure for our company given Mr. Schiller’s in-depth knowledge of our company’s business and industry, his ability to formulate and implement strategic initiatives and his extensive contact with and knowledge of the industry. As Chief Executive Officer, Mr. Schiller is intimately involved in the day-to-day operations of our company and is thus in a position to elevate the most critical business issues for consideration by the independent directors of our Board of Directors. Our Board of Directors believes that this structure facilitates communications between the Board of Directors, its committees and management, creates the most efficient and productive relationship between the Board of Directors’ strategic role and management’s control of daily operations, uses Mr. Schiller’s knowledge of the company’s business and the oil and gas industry to the company’s benefit and advantage and provides an effective balance for the management of our company in the best interests of our company’s shareholders.

To ensure a strong and independent Board of Directors, the company also has a lead independent director. Hill Feinberg, the chair of the Nomination Committee, is currently designated to serve as lead independent director. The lead independent director presides at executive sessions of the Board of Directors, serves as an ex officio member of each committee of the Board of Directors where he is not currently an appointed member, serves as the liaison between the Chairman of the Board of Directors and the other directors, presides at meetings of the Board of Directors at which the Chairman of the Board is not present, coordinates the retention of advisors who report directly to the Board of Directors and, at the request of the Chairman of the Board of Directors, meets with management to preview significant matters expected to be presented to the Board of Directors.

Below is a comparison of several respective responsibilities of the Chairman/Chief Executive Officer and the lead independent director.

Chairman/President and Chief Executive Officer

•	Calls and sets agendas for meetings of the Board of Directors and the shareholders
•	Chairs Board of Directors meetings and the annual meeting of shareholders
•	Ensures that information provided to the Board of Directors is sufficient for it to fulfill duties
•	Communicates with all directors on key issues
•	Represents the company to and interacts with external stakeholders and employees
•	Is not a member of any committee of the Board of Directors
•	Attends meetings of the Audit, Nomination and Remuneration Committees when requested to provide input on matters to be considered, but does not participate in votes on any matters before a committee

Lead Independent Director

•	Calls and sets agendas for executive sessions with the independent directors
•	Chairs Board of Directors meetings and the annual meeting of shareholders when the Chairman is unavailable
•	Chairs meetings of the Board of Directors when there is a potential conflict of interest with the Chairman on issues to be considered
•	Chairs executive sessions of the independent directors
•	Advises the Chairman on the quality, timeliness and scope of information provided to the Board of Directors
•	Serves as a non-exclusive conduit to the Chairman
•	Is available for direct communication with directors on matters that may involve a conflict of interest with the Chairman
•	Is an ex officio member of any committee of the Board of Directors on which he is not otherwise a member
•	Attends and advises in all meetings of the Audit, Nomination and Remuneration Committees

Risk Management

Our Board of Directors generally administers its risk oversight function through the Board as a whole. In addition, the Board’s committees oversee risks associated with their respective areas of responsibility. Our executive officers, who report to our Chairman and Chief Executive Officer, have day-to-day risk management responsibilities. Each of these executive officers regularly reports to our Board of Directors regarding the company’s financial results, the status of the company’s operations, the company’s safety performance and other aspects of implementing the company’s business strategy. The Board of Directors reviews, evaluates and discusses these risk management processes, engaging in open communication with management.

Independence

As required under the listing standards of NASDAQ (the “NASDAQ Listing Standards”), a majority of the members of our Board of Directors must qualify as independent, as affirmatively determined by our Board of Directors. NASDAQ’s independence criteria include a series of objective tests, such as that the director has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ Listing Standards, the Board of Directors has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board of Directors reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they may relate to us and our management. Based on this evaluation and consistent with NASDAQ’s independence criteria, our Board of Directors has affirmatively determined that Messrs. Colvin, Davison, Dupré, Feinberg, Flannery and Griffiths are each an independent director, as that term is defined in the NASDAQ Listing Standards. Messrs. Colvin, Davison, Dupré, Feinberg,

Flannery and Griffiths constitute a majority of the members of our Board of Directors. Mr. Schiller is not independent because he currently serves as our President and Chief Executive Officer.

Executive Sessions and Meetings of Independent Directors

Our Board of Directors holds executive sessions of the non-management directors in conjunction with regularly scheduled meetings of our Board of Directors and throughout the year on an as-needed basis. Executive sessions do not include any of our employee directors.

Board Attendance at Annual General Meetings

We encourage, but do not require, our directors to attend our annual general meetings. We reimburse the travel expenses of any director who travels to attend the annual general meetings. At the 2013 Annual General Meeting, all of our directors attended.

Communications with our Board of Directors

Our non-management and independent directors have approved a process for shareholders to communicate with our directors. Pursuant to that process, shareholders, employees and others interested in communicating with our Board of Directors may communicate with our Board of Directors by writing to the following address:

Energy XXI (Bermuda) Limited
c/o Corporate Secretary
Canon’s Court, 22 Victoria Street
PO Box HM 1179
Hamilton HM EX, Bermuda

In any such communication, an interested person may also designate a particular director, or a committee of our Board of Directors, such as the Audit Committee. Our Corporate Secretary will forward all correspondence to our Board of Directors or the particularly designated audience, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material. Our Corporate Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within our company for review and possible response.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics as our “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer, chief accounting officer and controller. A current copy of the Code of Business Conduct and Ethics is available at the “Corporate Governance” section of our website at www.energyxxi.com under “Corporate Governance.” A copy of our Code of Business Conduct and Ethics may also be obtained free of charge upon a request directed to Energy XXI (Bermuda) Limited, Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda, Attention: Investor Relations. We will promptly disclose any substantive changes in or waivers, along with reasons for the waivers, of the Code of Business Conduct and Ethics by posting such information on our website at www.energyxxi.com under “Investor Relations” and “Corporate Governance.”

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

As part of the Code of Business Conduct and Ethics, we have adopted procedures related to the identification of conflicts of interest including related party transactions. Any potential conflicts of interest including related party transactions are to be brought to the attention of the appropriate personnel. Senior management evaluates instances of potential conflicts, including related party transactions, and in cases where the matter is deemed significant, consults with our Board of Directors.

Committees of Our Board of Directors

Our Board of Directors currently has an Audit Committee, a Nomination Committee and a Remuneration Committee.

Director	Audit	Nomination	Remuneration
John D. Schiller, Jr.	—	—	—
William Colvin	C	M	—
Paul Davison	M	—	M
Cornelius Dupré II	—	M	C
Hill A. Feinberg(1)	—	C	M
Kevin Flannery	M	M	—
Scott A. Griffiths	M	—	M
Meetings in Fiscal 2014	4	7	8
Actions by Consent in Fiscal 2014	2	1	1

(1)	Lead independent director serves as an ex officio member of all committees on which he is not otherwise a member.

C = Chairman M = Member

Audit Committee

Our Board of Directors has established an Audit Committee that convenes at least four times a year. The Audit Committee is currently comprised of Messrs. Colvin (who serves as its chair), Davison, Flannery and Griffiths, each of whom is an independent director under the NASDAQ Listing Standards and Rule 10A-3 under the Exchange Act. Our Board of Directors also has determined that each member of the Audit Committee is financially literate and that Mr. Colvin has the necessary accounting and financial expertise to serve as chair. Further, our Board of Directors has determined that Mr. Colvin is an “audit committee financial expert” following a determination that Mr. Colvin met the criteria for such designation under the SEC’s rules and regulations.

The Audit Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available on our website at www.energyxxi.com under “Corporate Governance.”

The Audit Committee recommends the annual appointment of our independent registered public accounting firm with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, and reviews accounting principles we will use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The Audit Committee’s report regarding the fiscal year ended June 30, 2014 begins on page 63.

Remuneration Committee

Our Board of Directors has established a Remuneration Committee comprised of Messrs. Dupré (who serves as its chair), Davison, Feinberg and Griffiths, all of whom are independent under the NASDAQ Listing Standards, including those applicable specifically to compensation committee members.

The Remuneration Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available on our website at www.energyxxi.com under “Corporate Governance.”

The Remuneration Committee evaluates the performance of our officers, reviews overall management compensation and benefits policies, and reviews and recommends employee benefits plans, options and/or restricted share grants and other incentive arrangements. Additional information regarding the Remuneration Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in “Compensation Discussion and Analysis” below. The Remuneration Committee’s report begins on page 46.

Nomination Committee

Our Board of Directors has established a Nomination Committee comprised of Messrs. Feinberg (who serves as its chair), Colvin, Dupré and Flannery, all of whom are independent under the NASDAQ Listing Standards.

The Nomination Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available on our website at www.energyxxi.com under “Corporate Governance.”

The primary purposes of the Nomination Committee are to: identify individuals qualified to become members of our Board of Directors and recommend such individuals to our Board of Directors for nomination for election to our Board of Directors, make recommendations to our Board of Directors concerning committee appointments, and provide oversight of the corporate governance affairs of our Board of Directors and our company.

Director Nomination Process

Our Nomination Committee has a policy of considering candidates for director, including those candidates recommended by our shareholders. The Nomination Committee reviews candidates based on general criteria it has established for membership on our Board of Directors, including, among other things, such candidates’ integrity, independence, diversity of experience, leadership, ability to exercise sound judgment, scientific expertise, prior government service and experience at policy-making levels involving issues affecting business, government, education, technology and other areas relevant to our global business. Our Nomination Committee uses the same processes in evaluating nominations for our Board of Directors, irrespective of whether the nomination is made by a shareholder or by a member of our Board of Directors. Although our Nomination Committee has not established any fixed qualifications for an acceptable nominee to our Board of Directors, our Nomination Committee believes our directors should possess the highest personal and professional ethics, integrity and values, be committed to representing the long-term interests of our shareholders and be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively. In addition, our directors should be committed to serve on our Board of Directors for an extended period of time and should not serve on the boards of business entities competitive with us, or on the board of directors of more than three public companies, unless doing so would not impair the director’s service on our Board of Directors. While the Board of Directors does not have a formal policy on diversity, the Board of Directors seeks candidates who, in addition to providing a range of talents and expertise, are sufficiently diverse as to provide a range of perspectives representative of the interests of constituencies served or to be considered from time to time by the Board of Directors, including our shareholders and our employees. Our Nomination Committee does not have a formal process for identifying and evaluating nominees for directors, but rather uses its network of contacts to identify and evaluate potential candidates.

Any shareholder desiring to nominate qualified candidates for election as a director to our Board of Directors must submit to our Corporate Secretary a notice, executed by such shareholder (not being the person proposed as a candidate) prior to a contemplated annual general meeting and received not less than 120 days nor more than 150 days before the date that our proxy statement is released to our shareholders in connection with the prior year’s annual general meeting, of the intention to propose such candidate. The notice must set forth as to each person whom the shareholder proposes to nominate for director:

•	the name, age, business address and residence address of such person;
•	the principal occupation or employment of such person;
•	the class, series and number of Common Shares beneficially owned by such person;
•	particulars which would, if such person were so appointed, be required to be included in our register of directors and officers maintained under Bermuda law;
•	a letter from such person indicating that he is willing to be considered for election as a director; and
•	all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of directors pursuant to the rules and regulations of the SEC under Section 14 of the Exchange Act.

For additional information, see “Shareholder Proposals for 2015 Annual General Meeting.”

Remuneration Committee Interlocks and Insider Participation

None of the members of the Remuneration Committee at any point during fiscal year 2014 was an officer or employee of us or had a relationship requiring disclosure. No executive officer of our company served as a member of the compensation committee or as a director of any entity where an executive officer of such entity is a member of our Board of Directors or the Remuneration Committee.

Mr. Schiller, our Chairman of the Board and Chief Executive Officer, participated in deliberations concerning executive compensation, although he was not responsible for the deliberations or final determination of his compensation.

Director Compensation

We believe that it is important to attract and retain outstanding non-employee directors and one way that we believe we can achieve this goal is to offer compensation and incentives for such service. Directors who are not deemed “independent,” or who are our employees or employees of any of our subsidiaries, receive no additional compensation for their services as directors.

The following table and narrative disclosure provide information on our compensation for non-employee directors for our fiscal year ended June 30, 2014. A description of the compensation of Mr. Schiller, who is an employee director of the company, is separately provided in this proxy statement under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
William Colvin	$135,500	$175,000	$-0-	$310,500
Paul Davison	123,000	175,000	-0-	298,000
Cornelius Dupré II	128,000	175,000	-0-	303,000
Hill A. Feinberg	152,500	175,000	-0-	327,500
Kevin Flannery	115,500	175,000	-0-	290,500
Scott A. Griffiths	13,750	74,328	-0-	88,078

(1)	The amounts shown reflect the fees earned by each non-executive director for: (1) attendance at meetings during the fiscal year ended June 30, 2014 ($3,500 for each of the twelve Board of Directors meetings attended and $1,500 for each of the committee meetings attended, as applicable), (2) service as chairs of committees and as lead independent director: $20,000 for the audit chairman (increased from $15,000 on November 7, 2011), $10,000 each for the nomination and remuneration chairmen and $22,500 for the lead independent director (increased from $15,000 on November 7, 2011), and (3) a $55,000 annual cash retainer payable quarterly.
(2)	The equity retainer is paid in Common Shares in an amount equivalent to $175,000 (increased from $75,000 on November 7, 2011) using the closing price on the date of the Annual General Meeting (in the case of last fiscal year, November 5, 2013), which represents the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB Topic 718”). For the fiscal year 2014, each director (except Mr. Griffiths) was awarded 6,060 Common Shares based on a $28.88 closing price on the date of the 2013 Annual General Meeting. Mr. Griffiths was awarded a pro-rated amount based on his service as director beginning on June 3, 2014 (155 days/365 days), which award totaled 3,521 Common Shares based on a $21.11 closing price on the date of his appointment of June 3, 2014.

Effective September 1, 2008, our Board of Directors adopted the Energy XXI Services, LLC Directors’ Deferred Compensation Plan, which, together with our non-executive director remuneration plan, constitute our remuneration plans for our outside directors. Under the Directors’ Deferred Compensation Plan, non-employee directors may elect to defer all or a portion of their cash and equity compensation. Payment will be made within 30 days following the director’s separation from service or on another date selected by the director. Payment is made in a lump sum in either cash or Common Shares depending on the type of compensation that was deferred by the director.

In April of this year, the Compensation Committee reviewed the competiveness of the company’s director compensation program. After its review of director compensation, the Committee elected to make no changes to the director compensation program for fiscal year 2015.

Director Stock Ownership Guidelines

We maintain stock ownership guidelines for each of our non-employee directors. These guidelines require a director to hold a minimum of shares valued at five times the annual retainer. Directors have five years to comply with this requirement upon election to our Board of Directors. At the time of this proxy statement, all of our directors meet this requirement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 22, 2014 the number and percentage of our outstanding Common Shares that, according to the information available to us, were owned by (1) each of our directors and each person nominated to become one of our directors, (2) each of our executive officers who are our “Named Executive Officers” for whom we provide compensation information in this proxy statement, (3) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Shares and (4) all of our directors, director nominees and executive officers as a group.

For purposes of the table below, we deem Common Shares subject to options that are currently exercisable or exercisable within 60 days of September 22, 2014 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the Common Shares beneficially owned by them, subject to community property laws, where applicable. Except as expressly stated otherwise, the address for the beneficial owners listed below is: Energy XXI (Bermuda) Limited, Canon’s Court, 22 Victoria Street, PO BOX HM 1179, Hamilton HM EX, Bermuda.

Name and Address of Beneficial Owner	No. of Common Shares	Percent of Class
Mount Kellett Capital Management L.P. 623 Fifth Avenue, 18th Floor, New York, NY 10022	5,923,158	6.3%
Black Rock Inc. 40 East 52nd Street, New York, NY 10022	5,899,140	6.3%
The Vanguard Group. 100 Vanguard Blvd., Malvern, PA 19355	5,454,201	5.8%
John D. Schiller, Jr.(1)	1,506,485	1.61%
William Colvin	64,935	*
Paul Davison	69,680	*
Cornelius Dupré II	193,392	*
Hill A. Feinberg	138,355	*
Kevin Flannery	36,183	*
Scott A. Griffiths	24,571	*
D. West Griffin(1)	317,938	*
Ben Marchive	268,952	*
Antonio de Pinho	21,483	*
Hugh Menown	60,462	*
All directors, director nominees and officers as a group (12) persons as of September 22, 2014	2,789,081	2.97%

*	Indicates less than 1%
(1)	Includes 150,000 Common Shares underlying stock options for Mr. Schiller and 50,000 for Mr. Griffin, all of which have vested as of September 10, 2011. None of the stock options have been exercised. The options were granted under the 2006 Long-Term Incentive Plan, with each option being exercisable for one Common Share at $17.50 per share.

INFORMATION ABOUT EXECUTIVE OFFICERS

The following table sets forth certain information, as of the date of this proxy statement, regarding each of our executive officers. Our executive officers are elected annually by our Board of Directors and serve one-year terms or until their death, resignation or removal by our Board, other than Mr. Schiller and Mr. Griffin whose service as executive officers is governed by employment agreements with us. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

The following persons are our executive officers.

Name	Age	Position(s) with the Company
John D. Schiller, Jr.	55	Chairman, President and Chief Executive Officer
D. West Griffin	53	Chief Financial Officer
Ben Marchive	67	Chief Operating Officer
Hugh A. Menown	56	Executive Vice President, Chief Accounting Officer and Chief Information Officer
Antonio de Pinho	48	Executive Vice President, Exploration and Production
Todd Reid	51	Executive Vice President, Marketing and Risk Management

John D. Schiller, Jr.’s biographical information is located under “Information About Directors.”

D. West Griffin has been our Chief Financial Officer since our inception in 2005 when he co-founded the company with Mr. Schiller. From January 2004 to December 2004, Mr. Griffin was the Chief Financial Officer of Alon USA, a refining and marketing company. From April 2002 to January 2004, Mr. Griffin owned and operated a turn-around consulting business, Energy Asset Management. From 1996 to April 2002, Mr. Griffin served in various positions with InterGen, including as Chief Financial Officer for InterGen’s North American business and supervisor of financing of all of InterGen’s Latin American projects. From 1993 to 1996, Mr. Griffin worked in the Project Finance Advisory Group of UBS. From 1985 to 1993, Mr. Griffin served in various positions with Bankers Trust Company. Mr. Griffin has 30 years of finance experience, graduated Magna Cum Laude from Dartmouth College in 1983 and received a master’s degree in business administration from Tuck Business School in 1985.

Ben Marchive has served as our Chief Operating Officer since June 2014. Prior to that appointment he was our Executive Vice President of Exploration and Development (from July 2010 to June 2014), having served as our Senior Vice President of Operations upon joining us in April 2006. Mr. Marchive has announced his retirement effective October 1, 2014, but he will continue as a consultant for the company until July 2015. He began his career with Superior Oil Company, where he gained extensive knowledge of offshore drilling, completion and production operations. He has since held management positions with Great Southern Oil & Gas, Kerr-McGee Corporation and most recently Ocean Energy, Inc. During his fourteen year tenure at Kerr-McGee, Mr. Marchive managed all disciplines of engineering dealing with drilling, production operations, completions and reserve determination for the offshore division. At Ocean Energy, Inc., Mr. Marchive served as Vice President, Production North America, with responsibility for all production operations in North America, both on land and offshore. Mr. Marchive has 35 years of experience in the oil and gas industry and received a bachelor of science degree in petroleum engineering from Louisiana State University in 1977.

Hugh A. Menown has served as our Chief Accounting Officer since May 2007 and became our Chief Information Officer and Senior Vice President in July 2010. In June 2014 Mr. Menown was appointed Executive Vice President. From August 2006 until his appointment as our Chief Accounting Officer, Mr. Menown worked for us as an independent consultant, working for the first seven months of 2006 as an independent consultant in the energy industry. From March 2002 until December 2005 Mr. Menown was employed by Quanta Services, Inc., serving as Chief Financial Officer of two of its subsidiaries. From 1987 to 1999, Mr. Menown provided audit and related services for clients at PricewaterhouseCoopers, LLP in the Houston office, where for seven years he was the partner in charge of the transaction services practice providing due diligence, mergers and acquisition advisory and strategic consulting to numerous clients in various industries. Mr. Menown has more than 34 years of experience in mergers and acquisitions, auditing and managerial finance, is a certified public accountant and a 1980 graduate of the University of Missouri-Columbia with a bachelor’s degree in business administration.

Antonio de Pinho became our Executive Vice President of Exploration and Production in June 2014, having served as our Senior Vice President of M&A, Joint Ventures and Technology since joining us on September 4, 2012. Prior to joining us, Mr. Pinho was with El Paso Exploration and Production, most recently serving as Vice President International and Western U.S. Divisions, where he was hired in October 2004 to be responsible for the International division, including the Exploration and Production, Power and Pipeline non-regulated businesses. Before joining El Paso, he held the position of Vice President Business Development for the International Division at Devon Energy Corporation following its merger with Ocean Energy where he served as Vice President International Business Development, itself a product of a merger in 1999 with Seagull Energy and in 1998 with United Meridian Corporation, which he joined in August 1997 as country manager in Angola. From 1995 to 1997 he held various upstream roles with Western Atlas with focus on reservoir engineering, working the North Sea and West Africa. Following graduation until 1995 he served Partex as a reservoir engineer and was seconded to Shell in Oman. Mr. Pinho graduated in 1992 from the University of Lisbon with a Licenciature in Geological Engineering where he was awarded an Erasmus Scholarship from the European Community in University College of London, and he brings more than 20 years of experience in engineering, geology, operations and management with independent and major oil and gas companies.

Todd Reid joined us in July 2006 as our Senior Vice President of Marketing and Risk Management and was appointed Executive Vice President of Marketing and Risk Management in June 2014. Most recently, Mr. Reid served as President of Houston Research & Trading Ltd. from 2003 until joining us in July 2006. From 1993 to 2003, Mr. Reid held senior management positions with Duke Energy Trading and Marketing, NP Energy, Louisville Gas and Electric and Dynegy. Before coming to the energy industry, Mr. Reid was a market maker for six years on the floor of the Chicago Board Options Exchange and was a member of the Chicago Board of Trade. Mr. Reid has over 20 years of experience in the energy marketing and trading business and graduated with honors from Illinois College with a bachelor of science degree in physics and mathematics in 1984, receiving a master’s degree in business administration from Washington University in St. Louis in 1986.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions

A subsidiary of the company entered into an agreement in September 2011 with certain investors, including affiliates of Mount Kellett Capital Management L.P., which beneficially owns in excess of five percent of our outstanding Common Shares), pursuant to which the joint investment entity, Energy XXI M21K, LLC (“EXXI M21K”), engages in the acquisition, exploration, development and operation of oil and natural gas properties in Louisiana and Texas and offshore in the Gulf of Mexico, through its wholly owned subsidiary M21K, LLC (“M21K”). Under the terms of EXXI M21K’s limited liability company agreement, capital is provided by the participants in the event an acquisition opportunity is presented and accepted for investment by the venture. If investments are made, through its ownership of 20% of EXXI M21K, we would invest 20% of the aggregate capital committed up to $67.5 million, subject to adjustment under certain circumstances. We would receive an additional carried interest on our investment. We have agreed that the venture will have a two year right of first offer on certain shallow natural gas acquisition opportunities.

On June 4, 2012, M21K entered into a Purchase and Sale Agreement (“PSA Agreement”) with EP Energy E&P Company, L.P. (“EP Energy”) to acquire interests in certain oil and gas fields owned by EP Energy. The total purchase price, subject to adjustments in accordance with the terms of the PSA Agreement was $103 million. The effective date of the acquisition is January 1, 2012. On July 19, 2012, M21K closed on the acquisition.

On July 25, 2013, M21K entered into a Purchase and Sale Agreement (“PSA Agreement”) with LLOG Exploration Company, L.L.C., LLOG Exploration Offshore, L.L.C. and LLOG Exploration Texas, L.P. (“LLOG”) to acquire interests in certain oil and gas fields owned by LLOG. The total purchase price, subject to adjustments in accordance with the terms of the PSA Agreement was $103 million. The effective date of the acquisition is April 1, 2013. On August 30, 2013, M21K closed on the acquisition.

On April 1, 2014, we closed on the sale of our interests in Eugene Island 330 and South Marsh Island 128 fields to M21K for cash consideration of approximately $122.9 million, which is subject to customary closing adjustments.

On June 3, 2014, Energy XXI GOM, LLC, our wholly owned indirect subsidiary, closed on the sale of its 100% interests in South Pass 49 field to EPL Oil & Gas, Inc. (“EPL”), which is also our wholly owned indirect subsidiary, for cash consideration of approximately $230 million (the “EPL Acquisition”). As this transaction is between our two wholly owned indirect subsidiaries, there is no impact on a consolidated basis to our revenues and expenses or the full cost pool related to this transaction.

From time to time we have entered into arrangements in the ordinary course of business with entities owned or controlled by Cornelius Dupré II, who was appointed to our Board of Directors in October 2010. These entities provide us with oil field services, and during fiscal year ended June 30, 2014 we made aggregate payments of approximately $630,000 to these entities for those services, which is significantly less than 5% of the entities’ consolidated gross revenues for that year. We believe these costs are comparable to costs charged by non-affiliated third-party suppliers of similar services. We expect that we will continue to use these services in the future.

Mr. Marchive’s son, Ben Marchive Jr., is a non-executive employee of the company in the Land department and has been employed by us since November 2006. Mr. Marchive’s son received total compensation for the fiscal year ended June 30, 2014 that was greater than $120,000 but less than $375,000.

The related party transactions discussed above were approved in accordance with our procedures related to the identification of conflicts of interest, including related party transactions. See “Board of Directors and Governance — Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The analysis set forth below explains our compensation programs, as well as the objectives and rationales for the various elements of our compensation, for our “Named Executive Officers”:

•	Mr. John D. Schiller, Jr., President and Chief Executive Officer.
•	Mr. D. West Griffin, Chief Financial Officer.
•	Mr. Ben Marchive, Chief Operating Officer.
•	Mr. Hugh Menown, Executive Vice President, Chief Accounting Officer and Chief Information Officer.
•	Mr. Antonio de Pinho, Executive Vice President of Exploration and Production.

This discussion is organized as follows:

•	Part I: Executive Summary — discusses our overall approach to compensation and the factors that contributed to setting our compensation for fiscal year ended June 30, 2014.
•	Part II: Elements of Compensation — analyzes the components of our Named Executive Officers’ compensation.
•	Part III: Factors for Determining Fiscal Year 2014 Compensation — reviews the factors in determining compensation for fiscal year ended June 30, 2014 for our Named Executive Officers.
•	Part IV: Roles of Contributors to our Compensation Program — reviews the participants and tools that help us make compensation decisions.
•	Part V: Material Tax and Accounting Considerations — discusses various regulatory matters that contribute to our compensation decisions.

Part I: Executive Summary

Market Context and 2014 Results

Energy XXI operates primarily in the offshore Gulf of Mexico where the risk reward profile of an oil and gas company differs significantly from that of a primarily land based operator, or diversified exploration and production company. Compared to operators that are diversified or primarily land based, our results may be significantly impacted in a given year by the following unique characteristics.

º	Larger potential reserve additions per well drilled.
º	Higher average capital cost per well drilled.
º	Higher geologic and engineering complexities related to deeper target pay zones and challenging environs.
º	Longer capital lead time on wells.
º	Specialized expertise required by EXXI professionals as well as drilling companies and services providers.
º	Performance takes longer to realize.
º	Complicated production and transportation infrastructure which can lead to production interruptions.
º	Multiple joint venture operators that affect the pace at which production can be brought on.

During fiscal year 2014, the company had mixed operational and financial results, while achieving significant strategic milestones that position the company for future growth and profitability. Our fiscal year 2014 production increased 4%, averaging 45,000 BOE/d versus 43,100 BOE/d for fiscal 2013. Additionally, oil increased 6% over the fiscal 2013 mix. Our estimated proved reserves at June 30, 2014 increased 38% over June 30, 2013 year-end reserves, of which 75% are liquids. The substantial increase in reserves was primarily due to the June 2014 acquisition of EPL Oil & Gas, Inc. (the “EPL Acquisition”), adding locations to drilling inventory and providing significant operational synergies.

These operational and strategic highlights were partially offset by mixed financial results. While revenues for fiscal years 2014 and 2013 remained flat at $1.2 billion, our adjusted EBITDA decreased in fiscal year 2014 to $754.2 million from $769.9 million in fiscal year 2013. Fiscal year 2014 net income available for common shareholders was $47.6 million, or $0.64 per diluted share, down from net income available for common shareholders for fiscal year 2013 of $150.6 million, or $1.86 per diluted share.

Due to the transformational nature of the EPL Acquisition, our Remuneration Committee strongly considered the success of the transaction in reviewing 2014 results. The EPL Acquisition added significant reserve opportunities, complementary production portfolio, and considerable scale to our operations. Furthermore, the EPL Acquisition makes the company the largest publicly traded independent producer in the Gulf of Mexico shelf. However additional debt was assumed as part of the EPL Acquisitions, and it will require time to realize the synergies and cost savings expected from the EPL Acquisition.

Our achievements in operational results and strategic initiatives, however, have not been reflected in our stock performance, which impacts our overall 2014 executive compensation. While payouts under salary and bonus were above target, reflecting our fiscal year 2014 achievements, the value of long-term equity awards (representing more than 75% of target total compensation) decreased significantly as a result of lower stock price performance.

Our Strong Link between Compensation Programs and Shareholder Experience

Our executive pay programs are designed to align our executives with the risk reward strategy of the business and our shareholder’s experience. For example, in 2014 approximately 86% of our CEO’s compensation was at-risk. In addition, 75% of each executive’s LTI grant for 2014 was performance-based and would only pay out if the company had positive absolute total shareholder return.

Our Remuneration Committee regularly reviews the company’s compensation programs to ensure they align with key business results and shareholder interest and to ensure that actual pay aligns with overall performance. As a supplement to other compensation information in this proxy statement, we have provided a summary of total CEO compensation for the prior three years (2012 – 2014). The chart is structured to demonstrate the CEO’s “realizable” compensation and its alignment to the company’s performance. The second bar shows the target compensation valued using the company’s internal methodology. The primary difference between these two numbers is related to accounting methodology — see section dealing with LTI for further analysis. Over the past three years the company’s total shareholder return has decreased approximately 26% while the CEO’s realizable pay has decreased 49%.

Three Year CEO Realizable Pay
(Cumulative Compensation)

Reported Pay:  Sum of compensation as reported in the Summary Compensation Table for the prior three years excluding the change in pension value and all other compensation.

Target Pay:  Salary + target bonus + target value of all equity awards during the prior three years.

Realizable Pay:  Salary + actual bonus + value of performance units actually paid (based on actual performance if known, or estimated performance for all outstanding awards, assuming the company’s 2014 fiscal year end stock price of $23.63).

The table below illustrates the earned amount of each portion of the CEO’s incentive based compensation. The above target bonus payout is overshadowed by the decline in stock price and the zero payout under the performance-based performance units. The weighting of the incentive is based on the CEO’s target total direct compensation.

Incentive Program	Overall Payout	Weighting of the Incentive	Total Incentive Pay as a % of Target Value
Annual Bonus	165%	13%	40%
Performance Units (Time Based and Perf. Based)	25%	77%

2011 Say on Pay Vote

Our shareholders were given an opportunity to vote on the executive compensation program in connection with our 2011 Annual General Meeting of Shareholders. In 2011, we received approximately 89% shareholder support in favor of our executive compensation programs and arrangements. Our shareholders also approved our recommendation that we put our executive compensation program to an advisory vote every three years, thus we did not request an advisory vote on our compensation program for 2012 or 2013.

Executive Summary of Compensation Programs

We operate in a highly competitive market for executive talent. The offshore oil and gas industry is strongly influenced by the factors shown below that significantly affect strategic decision making and company performance over time. Recruiting, hiring and retaining executives who understand and can evaluate this environment is also key to our success. These factors include:

•	complex technical expertise;
•	overarching effect of world oil markets;

•	large concentrated capital investments with long payback horizons;
•	significant hiring needs in a tight labor market for employees with highly specialized skills sets;
•	cyclical nature of oil and gas demand and pricing; and
•	laws, regulations, customs, safety and environmental considerations that can have significant impact on results.

These factors also influence how we design and administer our executive pay programs to ensure they are competitive and drive superior company performance. The design of our executive compensation programs is key to our success and the return for our shareholders over time. Most notably, these influences are seen in the following:

•	our targeting of the 75th percentile of the market for executive pay;
•	our annual incentive plan design, which includes strategic financial and operational measures;
•	our use of both time-based and performance-based long-term incentives;

We believe we ensure our executive compensation programs are closely aligned with our shareholders as follows:

What We Do	What We Don’t Do
• Award annual incentive compensation and 75% of long-term compensation subject to achievement of pre-established performance goals	• Provide excise tax gross-ups to future executives
• Allow repricing of underwater stock options without shareholder approval
• Maintain robust share ownership guidelines for executives (and directors)	• Provide excessive perquisites
• Use an independent compensation consultant
• Use a representative and relevant peer group
• Review executive compensation tally sheets
• Perform an annual risk assessment of our executive compensation programs
• Provide equity with minimum vesting terms of three years
• Manage equity burn rate to optimal levels

Our Foundational Executive Compensation Objectives

To reward both short and long-term performance in the compensation program and to further our compensation objectives, our executive compensation program seeks to:

Objectives	How We Meet our Objectives
Attract and retain experienced effective executives	• Provide a competitive total pay package, taking into account the base salary, incentives, benefits and perquisites
• Annually assess our compensation programs and levels against the competitive market. We use the results of this analysis as context in making pay adjustments

•

Administer plans to include three-year performance cycles on long-term incentive plan awards, three-year vesting schedules on equity incentives, and competitive total benefit programs, including retirement benefits

Objectives	How We Meet our Objectives
Reward the creation of long-term shareholder value	• The long-term incentive program strongly emphasizes performance based performance units that only pay out if our absolute TSR is positive
• Our long-term incentive program also uses time based performance units to encourage retention of employees whose continuity is key to achieving our long-term objectives
Address the cyclicality of the oil and gas industry	• The annual incentive plan uses a balanced approach of financial and non-financial goals to encourage executives to execute on short term imperatives that lead to long-term shareholder value
• The long-term incentive plan utilizes a combination of share growth and full-value awards, balancing retention and appreciation through the business cycles
• Our strategic approach to competitive salaries allows us to attract and retain key employees through the cycles
Address the competitiveness of the industry and our relatively new entrance in the market

•

We target pay up to the upper quartile of the competitive market for executive compensation for major elements of direct compensation. This allows us to compete for talent in an industry in which many of our competitors have a longer operating history and perceived lower-risk employment proposition, especially in this period of heightened competition for critical talent

Provide a significant percentage of total compensation that is variable and at risk	• Variable compensation in the form of annual and long-term incentives comprise, on average, more than 85% of total direct compensation for our executives
Address the risk/reward balance of compensation	• We maintain meaningful stock ownership guidelines for both our executives and members of our Board of Directors
• We incorporate the use of tally sheets in our annual compensation review

Part II: Elements of Compensation

Below is a summary of the elements of our Named Executive Officers’ compensation, each of which is reviewed annually:

Element	Objective	Design Elements
Base salary	To provide a baseline level of cash compensation to recognize qualifications and industry experience	Reviewed annually with consideration given to salary at the peer companies and an individual’s performance and experience level
Cash bonus	To motivate and reward executive officers’ contributions to achieve short-term performance goals	Balanced scorecard that rewards executives for the achievement of pre-established strategic, financial, and operational goals

Element	Objective	Design Elements
Long-term incentives	To reward stock price appreciation, align our executives’ goals with those of our shareholders and encourage retention	Grants of time-based and performance-based performance units: • 25% time-based vesting over three years
• 75% performance-based dependent on total shareholder return performance and earned over three years
Retirement benefits and Employee Savings Plan (Employee Stock Purchase Plan — ESPP)	401(k): To provide retirement benefits and encourage retention	401(k): All eligible employees receive a company matching contribution based on pretax contributions in an amount equal to 100% of the first 6% of eligible compensation contributed to the plan
	Profit sharing: To provide retirement benefits and encourage retention	Profit sharing: Annually pays an amount equal to up to 10% of employee’s base salary and cash bonus
	ESPP: To encourage employee savings, stock ownership, and align interests of executives with shareholders	ESPP: Allows all employees owning less than 5% of our Common Shares to contribute up to $21,250 each year through payroll deduction to purchase our stock at a 15% discount
Health and welfare benefits	To provide health and welfare benefits to executives	Health and welfare benefits including medical, dental, vision and disability coverage. The company provides the same level of benefits to both executives and employees except that Mr. Schiller and Mr. Griffin have no co-payment for health benefits pursuant to their Employment Agreements
Severance	To mitigate uncertainty and motivate executives to focus on shareholder value irrespective of termination or in the event of a change in control	Executive Severance Plan: All executives other than Mr. Schiller and Mr. Griffin, receive a maximum payout of 2X annual salary and target bonus and accelerated vesting of unvested equity awards upon involuntary termination of employment
Severance under Employment Agreements: Covers Mr. Schiller and Mr. Griffin following an involuntary termination without cause, termination for good reason or in the event of a change in control, and provide for a maximum payout of 3X annual salary and target bonus and maximum payout of accelerated vesting of unvested equity awards
Perquisites	To attract and retain qualified executives	Includes items standard for executives in the oil and gas industry, such as additional life insurance coverage, use of a company-leased automobile and club membership

The tables below illustrate the relative weightings of each compensation element for fiscal year 2014. The elements included are the 2014 base salary rate, target bonus, target long term equity based incentives, and all other compensation as reported in the proxy.

Part III: Factors for Determining Fiscal Year 2014 Compensation

As in past years, our fiscal year 2014 executive compensation program primarily consisted of the elements described above.

We do not set targets for the mix of compensation among the various elements when determining compensation awards. The mix of value attributable to each of the elements of compensation is generally driven by the company’s desire to emphasize variable and at risk compensation, such as cash bonus and long-term incentives, over fixed compensation. We believe this approach to compensation allocation supports our entrepreneurial culture and aligns our executives with shareholders.

Individual performance has a significant impact on determining each compensation component, other than for certain perquisites and benefits that are provided to all of our executive officers. Each individual Named Executive Officer’s annual performance is evaluated based on a review of his contributions to our business results both for the year and the long-term impact of the individual’s behavior and decisions.

The establishment of total target compensation is based upon an annual review of each Named Executive Officer’s total target compensation relative to that of comparable officers at our Peer Companies, with the directional goal of targeting total compensation around the 75th percentile. As a result of our yearly review for fiscal year 2014, the Remuneration Committee made the adjustments listed below for each element of compensation.

Base Salary

Our goal is to set base salaries for our Named Executive Officers at levels that are competitive with similar positions at the Peer Companies in order to attract and retain top talent. The individual base salary levels are generally reviewed each July and are adjusted as appropriate based on an analysis of current market salary levels at the Peer Companies, individual performance and experience, and our financial performance. This base salary review is performed in connection with the annual competitive compensation review.

In July 2013, based in part on the competitive analysis of peers, input from the CEO (for his direct reports), and recommendations of Cook, the Remuneration Committee approved the following fiscal 2014 salaries:

Executive	FY 2013 Salary	FY 2014 Salary
Mr. Schiller	$850,000	$895,000
Mr. Griffin	$440,000	$460,000
Mr. Marchive	$400,000	$435,000
Mr. Menown	$340,000	$390,000
Mr. de Pinho	$350,000	$375,000

These changes were made in order to bring each executive’s compensation more in line with the company’s pay strategy relative to the market. In addition, the Committee took into account the company’s extraordinary performance in adding valuable reserves, and other strategic accomplishments. As a result of these adjustments, the salaries of the Named Executive Officers in aggregate are positioned at 101% of the market.

Changes for Fiscal Year 2015

In July 2014, based in part on the competitive analysis of peers provided by Cook and input from the CEO (for his direct reports), the Remuneration Committee approved the following fiscal 2015 salaries:

Executive	FY 2015 Salary
Mr. Schiller	$910,000
Mr. Griffin	$480,000
Mr. Marchive	$445,000
Mr. Menown	$425,000
Mr. de Pinho	$435,000

Cash Bonuses

Annual cash bonuses are a core component of our compensation program. The Remuneration Committee uses a “Performance Scorecard” to assess our overall performance and determine cash bonuses. The use of the Performance Scorecard allows the Remuneration Committee to effectively assess company performance based on the key performance criteria that drive shareholder value over time. This approach also provides the medium for the CEO to communicate key elements of the business plan to executive participants in the plan as the primary components of the plan are based on performance measures considered key to the execution of the business plan. The plan provides for an element of judgment to be applied by the Remuneration Committee when assessing the company’s performance at the end of the period. The process for setting the goals in the Performance Scorecard involve the CEO proposing a range of goals for those elements of the year’s business plan that are considered critical to execution. The low end of the range would be considered threshold performance levels under a traditional bonus plan and the high end of the range would represent maximum performance levels under a traditional bonus plan.

The Remuneration Committee reviews the goals in light of the annual business plan and the company’s strategic plan before adopting the goals. These goals are not changed once adopted.

The performance criteria considered for 2014 (listed below) have no specific weighting as the Remuneration Committee uses this as a guideline and maintains the flexibility to respond to market changes in determining the relative importance of each measure and the resulting final bonus payouts. As a result, each measure may be weighted more, or less, depending on the relative importance of the measure to the fiscal year under consideration. The Employment Agreements for Mr. Schiller and Mr. Griffin provide that the annual cash bonuses will be paid no later than the fifteenth day of the second calendar month following the last day of our fiscal year. To remain consistent we pay bonuses to our remaining Named Executive Officers on the same day that Messrs. Schiller and Griffin receive bonuses.

For fiscal year 2014, the Remuneration Committee established the following performance criteria from which to assess our company’s performance (the “2014 Performance Criteria”):

•	production volumes;

•	proved reserves;
•	the ratio of net debt to proved reserves;
•	earnings before interest, taxes, depreciation and amortization (EBITDA);
•	strategic initiatives — HSE, M&A activity, capital program results, and leverage full cycle ratio (gross margin per barrel to our 3-year average finding and development costs)

Performance criteria are typically set by the Board of Directors based upon annual operational and financial forecasts prepared by management at the beginning of each fiscal year.

The range of performance as well as the company’s achievement rating as determined by the Remuneration Committee based on estimates for fiscal year 2014 are listed in the table below.

Fiscal Year 2014 Performance Criteria	Budget 2014 Goal Ranges	Actual Result	Performance Assessment
1. Production Volumes, MBOED	42-50	43.4	✓✓
2. Proved Reserves, MMBOE	162-194	172	✓✓
3. NetDebt/Proved Reserves, MBOE	$8.04-$6.70	$7.66	✓✓✓
4. EBITDA, $MM	$738-$875	$667
5. Strategic initiatives
• HSE			✓✓✓✓✓
• M&A activity			✓✓✓✓✓
• Capital Program Results			✓✓✓✓
• Leverage of Full Cycle Ratio	2.3	1.6	✓✓

Determination of Fiscal Year 2014 Bonus

The Remuneration Committee reviewed the fiscal year 2014 Performance Criteria, evaluated the results, and considered the relative importance of each criterion in regard to the company’s overall performance. The Committee reviewed the company’s results in light of the stretch nature of the goals and the relative importance of each goal for the year. In evaluating operating and profitability results, the Committee did not include the impact of the EPL Acquisition because the goals for the company were not set in anticipation of this transaction, and only impacted one month’s results. In evaluating the accomplishments of the company in meeting its strategic initiatives, however, the Committee strongly considered the relative importance of the EPL Acquisition. The Committee determined that the overall results for 2014 were mixed. While results for production were at the low end of the company’s stretch goals, solid results were achieved in reserve additions and net debt/proved reserves goals. The lower production results led to lower than expected company performance relative to our EBITDA. In terms of accomplishments in meeting its strategic initiatives, the Committee determined that the company significantly exceeded its objectives, particularly with respect to its M&A goals with the EPL Acquisition. Further, the Committee determined that the company’s performance with respect to HS&E and capital program were exceptional. The Committee additionally recognized the long-term impact of the EPL Acquisition. Specifically, the Committee considered how the significant reserves addition, the operational synergies and the increase of scale to our operations the EPL Acquisition would contribute to our future results. After considering the results on balance, and considering the higher relative importance of strategic initiatives to our fiscal year 2014 results, the Committee determined that overall performance warranted a payout averaging 147% of target bonus amounts for our management team and 129% of target bonus amounts for the Company.

Named Executive Officer	Base Salary	Target Bonus % of Base Salary	Maximum Bonus % of Base Salary	Total Cash Bonus Paid	Percent of Max Bonus
John D. Schiller, Jr.	$895,000	125% ($1,118,750)	250% ($2,237,500)	$1,850,000	82.7%
D. West Griffin	460,000	85% ($391,000)	170% ($782,000)	$625,000	79.9%
Ben Marchive	435,000	85% ($369,750)	170% ($739,500)	$575,000	77.8%
Hugh Menown	390,000	75% ($292,500)	150% ($585,000)	$460,000	78.6%
Antonio de Pinho	375,000	75% ($281,250)	150% ($562,500)	$485,000	86.2%

Long-term Incentives

Our long-term incentives are designed to provide performance-based awards to our executives and employees for their contribution to our stability, growth and creation of shareholder value over the long term.

Our long-term incentives are currently provided under our existing Energy XXI Services, LLC 2006 Long-Term Incentive Plan (“2006 Long-Term Incentive Plan”) last approved by shareholders at our 2009 Annual General Meeting.

The 2006 Long-Term Incentive Plan provides the company the authority to offer stock options, stock appreciation rights, restricted shares and other stock or performance-based awards. In the fiscal year ended June 30, 2014, the Remuneration Committee granted awards of performance units to our Named Executive Officers under this plan. In the future, the Remuneration Committee may decide to offer incentive compensation in the other forms as permitted by the 2006 Long-Term Incentive Plan.

The Remuneration Committee seeks to link a substantial portion of the executive’s long-term incentive compensation with shareholder returns to our equity holders. The Remuneration Committee intends to continue work with Cook in order to keep incentive compensation levels that are competitive with our Peer Companies for the skills, experience and requirements of similar positions and that will attract and retain top talent.

Our Named Executive Officers own significant equity through their own investments, as well as through previous awards from the company. However, we do not consider the value of those holdings or awards when determining future awards.

Restricted Stock Units.  Restricted stock units vest equally on the first, second and third anniversaries of the award date, and we settle our obligation under the restricted stock unit awards by the payment of either cash or the delivery of Common Shares. The Remuneration Committee believes that such awards serve an important role in retaining executives and employees through the industry cycles and provide a means of rewarding the achievement of corporate goals and objectives while aligning their interests with those of our shareholders. Awards of restricted stock units have been approved by the Remuneration Committee since fiscal year ended June 30, 2007, although since July 2008 the restricted stock unit awards have only been made to non-executive employees, other than the grant of 10,000 restricted stock units made to Mr. de Pinho in September 2012 upon his initial hiring by us.

Stock Options.  Stock options were last granted in September 2008 in connection with the Employment Agreements for Mr. Schiller and Mr. Griffin, but no other grants of stock options have been made.

Performance Units.  Since July 2009, the Remuneration Committee has granted performance units to the company’s Named Executive Officers, and has not granted any other type of long term equity award. The Remuneration Committee’s decision was based on a desire to link a substantial portion of the executive’s long-term incentive compensation with total shareholder return. The Remuneration Committee worked with its outside compensation consultants, Cook, to develop long-term incentive compensation awards to accomplish these objectives. These awards provide Named Executive Officers incentive compensation if the company achieves pre-established targets discussed below, which are directly linked to the company’s Total Shareholder Return (TSR).

The Remuneration Committee awards two types of performance units: time-based and performance-based. Since July 2009, 25% of total performance units awarded have been time-based performance units and 75% have been performance-based performance units. Both the time-based and performance-based performance units have a grant date unit value of $5.00 and vest in equal annual installments on each of the first three anniversaries of date of grant (subject to the satisfaction of applicable performance goals).

Time-Based Performance Units.  The amount due to the Named Executive Officer upon vesting is equal to the grant date unit value ($5.00) times the stock price percentage change, if any, over the performance period, multiplied by the number of units vesting.

For example, if an executive had 5,000 performance units vesting in 2013, the value of these awards would be calculated as follows:

Grant Date Value of Each Unit: $5
Hypothetical Stock Price on Grant Date: $10
Hypothetical Stock Price on Vesting Date: $15

$5 × ($15/$10) × 5,000 units = $37,500

During fiscal year 2014 the Time-Based Performance Units of the Named Executive Officers vested and were paid as follows:

Name	Grant Date	# Time-Based PBU Vested	Stock Price % Increase	Value Realized
John D. Schiller	7/21/10	45,000	78	$400,880
	7/21/11	66,667	N/A	333,336
	7/21/12	85,000	N/A	425,000
D. West Griffin	7/21/10	15,625	78	$139,195
	7/21/11	23,333	N/A	116,666
	7/21/12	29,333	N/A	146,666
Ben Marchive	7/21/10	12,500	78	$111,356
	7/21/11	21,000	N/A	105,000
	7/21/12	26,667	N/A	133,336
Hugh Menown	7/21/10	9,938	78	$88,523
	7/21/11	14,208	N/A	71,040
	7/21/12	18,417	N/A	92,086
Antonio de Pinho	7/21/12	20,417	N/A	$102,086

Performance-Based Performance Units.  Performance-Based Performance Units vest equally over three years on each of the annual anniversaries of the grant date. Each vesting date is considered the end of a distinct performance period (i.e., the first vest is the end of a one-year performance period, the second vest is the end of a two-year performance period, and the third vest is the end of a three-year performance period). The value of each Performance-Based Performance Unit is equal to the grant date unit value of $5.00 multiplied by (a) the stock price percentage change and (b) the TSR Unit Number Modifier, as set forth below:

	TSR Unit Number Modifier	FY 2014 TSR Performance Goal
Below Threshold	0%	Below 5%
Threshold	50%	At least 5% but less than 10%
Target	100%	At least 10% but less than 20%
Maximum	200%	20% and above

In order to set the threshold, target, and maximum level of TSR performance, we reviewed the last 10 years historical TSR of the Peer Group. The range of performance goals chosen was generally based on the market 25th percentile, median, and 75th percentile of the peers over that time.

The following is an example of how payouts would be determined under the performance-based performance units assuming a grant of 15,000 performance-based performance units.

Vesting Year	Grant Date Stock Price	Vesting Date Stock Price	Stock Price Appreciation	Annualized Total Shareholder Return	TSR Unit Number Modifier
Year 1	$30	$34	13%	13%	133%
Year 2	$30	$42	40%	18.3%	183%
Year 3	$30	$54	80%	21.6%	200%

Vest 1 = $5 * ($34/$30) * 133% * 5,000 units = $37,683

Vest 2 = $5 * ($42/$30) * 183% * 5,000 units = $64,050

Vest 3 = $5 * ($54/$30) * 200% * 5,000 units = $90,000

In the event our company’s annualized Total Shareholder Return is less than 5% for any of the vests, the TSR unit modifier will be 0% and the executive will receive no payout for the Performance-Based Performance Units. With this feature we are able to better align the interest of our Named Executive Officers with the interests of our shareholders by placing 75% of their performance unit awards at risk.

During fiscal year 2014 the Performance-Based Performance Units of the Named Executive Officers vested and were paid as follows:

Name	Grant Date	# Performance-Based PBU Vested	TSR Modifier	Value Realized
John D. Schiller	7/21/10	135,000	200%	$2,405,282
	7/21/11	200,000	-0-	-0-
	7/21/12	255,000	-0-	-0-
D. West Griffin	7/21/10	46,875	200%	$835,167
	7/21/11	70,000	-0-	-0-
	7/21/12	88,000	-0-	-0-
Ben Marchive	7/21/10	37,500	200%	$668,134
	7/21/11	63,000	-0-	-0-
	7/21/12	80,000	-0-	-0-
Hugh Menown	7/21/10	29,812	200%	$531,157
	7/21/11	42,625	-0-	-0-
	7/21/12	55,250	-0-	-0-
Antonio de Pinho	7/21/12	61,250	-0-	-0-

The total value of long-term incentives (both time-based and performance-based) actually paid to each of our Named Executive Officers during fiscal year 2014 was paid one-half in cash and one-half in stock valued at the closing price on 7/21/13 of $27.83, as follows:

John D. Schiller, Jr. – $3,564,498

D. West Griffin – $1,237,694

Ben Marchive – $1,017,826

Hugh Menown – $782,806

Antonio de Pinho – $102,086

The Named Executive Officers may have the opportunity to earn additional compensation based upon the company’s Total Shareholder Return at the end of the third Performance Period. If upon the end of the third Performance Period, the Total Shareholder Return unit modifier for the third Performance Period is greater than the Total Shareholder Return unit modifier of either preceding Performance Period, then the executive will receive a payment equal to the difference between (a) what the executive would have received in the initial two Performance Periods had the Total Shareholder Return unit modifier for each of those Performance Periods been equal to the Total Shareholder Return unit modifier for the third Performance Period and (b) the aggregate amount that the executive received as payment for the Performance-Based Performance Units during the first two Performance Periods.

The following table illustrates how each of the performance unit grants has paid out as of the end of the applicable performance period or as of the most recent fiscal year end over the past five years.

Perf. Unit Grant	Status	Total Shareholder Return (CAGR) for Performance Period	Unit Modifier
FY 2010	Completed FY 2012	65%	200%
FY 2011	Completed FY 2013	22%	200%
FY 2012	Completed FY 2014	-14%	0%
FY 2013	Ongoing	-10%	0%
FY 2014	Ongoing	-2%	0%

For a list of each equity award that has been granted to the Named Executive Officers and remains outstanding as of the end of the prior fiscal year, please see the table titled “Outstanding Equity Awards at 2014 Fiscal Year-End” below.

Fiscal 2014 Annual LTI Grants

For Fiscal 2014, the company established the following LTI targets for its Named Executive Officers expressed as a percentage of salary.

Executive	FY 2014 Salary	Target LTI (%)	Target LTI Value
Mr. Schiller	$895,000	600%	$5,370,000
Mr. Griffin	$460,000	400%	1,840,000
Mr. Marchive	$435,000	400%	1,740,000
Mr. Menown	$390,000	360%	1,404,000
Mr. de Pinho	$375,000	360%	1,350,000

In fiscal year 2014, the Committee made LTI grants to the Named Executive Officers in the amount of 1,342,500 PBU for Mr. Schiller, 460,000 PBU for Mr. Griffin, 435,000 PBU for Mr. Marchive, 351,000 PBU for Mr. Menown and 337,500 PBU for Mr. de Pinho. These grants include a retention grant of an additional 25% of an executive’s LTI target and were delivered 25% in time-based performance units and 75% in performance-based performance units. The Committee felt these awards were necessary to help retain the executives given the high demand for executive talent within the oil and gas industry.

Target Value of LTI Awards versus Accounting Value of LTI Awards

Due to requirements in reporting the value of equity-based compensation, the accounting value of LTI differs from the value of LTI targeted by the company. The table below shows the company’s targeted LTI value and the reported accounting value for each of the CEO’s past three LTI grants.

LTI Award	Target Value	Accounting Value
FY 2012	$4,000,000	$5,596,000
FY 2013	$5,100,000	$7,277,000
FY 2014	$6,712,500	$11,429,350

Changes for FY 2015

For the LTI awards granted in FY 2015, the Compensation Committee has determined to change the performance measure within the long-term incentive plan from absolute TSR to relative TSR compared to a performance peer group. Under this plan, executives will receive no payout for TSR performance below the 25th percentile, a 50% payout for TSR performance at the 25th percentile, a 100% payout for TSR performance at the median, and 200% payout for performance at or above the 75th percentile. Payouts under this plan will be capped at target if absolute total shareholder return is negative. In addition, the Committee has decided to eliminate the use of a $5 notional unit and instead will denominate units based on the stock price on the grant date. The Compensation Committee also decided to eliminate the make-up feature for the 2015 awards. The awards for FY 2015, will continue to be granted 25% in the form of time-based awards and 75% in the form of performance-based awards.

Severance or Change in Control Benefits

We provide the Named Executive Officers with certain severance and change in control payments through the Employment Agreements and the Energy XXI Services, LLC Employee Severance Plan (“Severance Plan”). We also provide for the acceleration of vesting for our equity-based compensation awards upon certain termination events and upon a change in control. Our Remuneration Committee believes that it is important to provide the Named Executive Officers with certain severance or change in control payments in order to establish a sense of stability in the event of transactions that may create uncertainty regarding our Named Executive Officers’ future employment. Such payments maximize shareholder value by encouraging the Named Executive Officers to objectively review any proposed transaction to determine whether such proposal is in the best interest of our shareholders, irrespective of whether or not the Named Executive Officer will continue to be employed post-transaction. Executive officers at other companies in our industry and the general market commonly have severance plans or equity compensation plans that provide for severance benefits or accelerated vesting for equity upon a change in control event of that company, and we have consistently provided this benefit to our Named Executive Officers in order to stay competitive when attracting and retaining skilled professionals. The terms and conditions of the applicable agreements, the restrictive covenants imposed upon the Named Executive Officers in connection with such benefits, as well as the potential amounts that our Named Executive Officers could receive upon qualifying terminations of employment or a change in control can be found below in the section entitled “Potential Payments Upon a Termination of Employment or a Change in Control.”

Clawback Policy

The Committee unanimously agreed to adopt a policy that allows for the recoupment of incentive compensation consistent with the Dodd-Frank bill, pending the SEC’s adoption of the final rules.

Perquisites and Other Benefits

While not the primary focus of our compensation plans, the Remuneration Committee believes that the perquisites and other benefits the company provides to its Named Executive Officers are necessary in order to ensure each of our executives have a total compensation package that is competitive with market practices. Many of our benefits plans, such as our matching contributions to our 401(k) plan, are standard in the market place for qualified executive officers and, thus, the Remuneration Committee believes such offerings are necessary to hire and retain qualified personnel. Likewise, we believe that additional perquisites such as our profit sharing contributions, additional life insurance coverage and use of company-leased automobiles are customary offerings for executive officers for organizations doing business in the oil and gas industry, and we offer these perquisites to remain competitive for qualified executive officer personnel, as well as to certain other executives. Finally, Mr. Schiller and Mr. Griffin had specific rights under their respective Prior Employment Agreements, which rights were continued in their respective Employment Agreements, to have the company pay for club membership fees and dues, and the company has fulfilled these obligations.

Profit Sharing Arrangements

An additional component of our annual compensation program is our profit sharing program, which annually pays an amount equal to up to 10% of an applicable employee’s base salary and cash bonus to a personal retirement account (much like a traditional 401(k) plan), that is maintained for such employee. The Remuneration Committee has complete discretion, taking into account management’s recommendation and any other factors it may deem appropriate, to make the determination about the percentage of the respective Named Executive Officer’s compensation that will be paid by us in any annual period. Such contributions are, to the extent they exceed certain levels, made to a nonqualified deferred compensation program.

The profit sharing amounts paid to the Named Executive Officers are reported in the Summary Compensation Table under the “All Other Compensation” column and the specific amounts are specifically set forth in the footnote to such column.

Employee Stock Purchase Plan

Additionally, effective as of July 1, 2008, the company adopted the Energy XXI Services, LLC 2008 Fair Market Value Stock Purchase Plan (“2008 Purchase Plan”), which allows eligible employees, directors, and other service providers of the company and its subsidiaries to purchase Common Shares from the company that have been purchased by the company on the open market or that have been newly issued by the company. In particular, individuals who have been granted restricted stock units pursuant to the 2006 Long-Term Incentive Plan that may be settled in cash may, at our sole option, use their cash settlement to purchase Common Shares through the 2008 Purchase Plan.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our non-employee directors (five times annual retainer), our CEO (six times base salary) and our other executive officers (three times annual retainer). We allow five years for our non-employee directors and officers to comply with these guidelines.

Part IV: Roles of Contributors to our Compensation Program

Oversight of the Compensation Program

The Remuneration Committee is responsible for overseeing all of our compensation programs. As part of that responsibility, the Remuneration Committee, with guidance from our third party compensation consultants, Frederic W. Cook & Co., Inc. (“Cook”), and with input from members of management, reviews our compensation and benefits policies, evaluates the performance of our chief executive officer and approves the compensation levels for our Named Executive Officers. Additionally the Remuneration Committee, along with our Board of Directors, reviews our employee benefit plans, equity-based compensation plans and other compensation arrangements. Our current compensation program was established and implemented by the Remuneration Committee.

Role of Remuneration Committee in Compensation Decisions

Each director who is a member of the Remuneration Committee qualifies as an “independent” director under the NASDAQ Listing Standards. The Remuneration Committee makes compensation decisions after completing its annual review process for each Named Executive Officer. Recommendations with respect to merit increases in base salary, the amount of cash bonuses and other compensation awards (including equity based compensation) for our Named Executive Officers are made by our chief executive officer based upon his rating of the performance of each other Named Executive Officer, by reference to market conditions and by reference to an agreed set of performance targets as set by the Remuneration Committee and reviewed by the Remuneration Committee. Recommendations with respect to the compensation of our Named Executive Officers are also based upon advice from Cook, which considers market conditions and compensation levels of our peer companies in providing its advice. The Remuneration Committee will make all final decisions for our Named Executive Officers, however, and may exercise its discretion to modify any elements or levels of compensation that were recommended by the chief executive officer or as advised by Cook.

Role of Outside Consultants in Compensation Decisions

To facilitate the formulation and administration of our compensation program the Remuneration Committee of our Board of Directors retained Frederic W. Cook & Co., Inc. as its independent consultant on executive compensation matters. Cook has been retained by the Remuneration Committee to help assess the competitiveness and appropriateness of compensation programs throughout the market, including our peers, and to help develop a compensation program that is consistent with our objectives and market conditions. Cook meets with our Remuneration Committee in executive sessions and advises the Remuneration Committee with respect to all aspects of our compensation. The Remuneration Committee authorizes the scope of services that it desires Cook to provide for the company, including reviewing and analyzing market data, evaluating our peer group composition, making recommendations for incentive system designs, providing market and regulatory updates, assisting with deliberations related to CEO compensation, reviewing any relevant information and reporting to the Remuneration Committee on all aspects of our compensation programs. Cook reports directly to, and takes its charge from, the Remuneration Committee. However, the Remuneration Committee does not specifically direct Cook on how to perform the scope of services it provides, and the Remuneration Committee makes all final decisions regarding compensation. In fiscal year 2014, the Remuneration Committee considered the relationships Cook has had with the company, the members of the Remuneration Committee and our executive officers, as well as the policies that Cook has in place to maintain its independence and objectivity, and determined that no conflicts of interest arose from the work performed by Cook. It is anticipated that this relationship will continue during fiscal year 2015.

Role of Management in Compensation Decisions

Although the Remuneration Committee has responsibility for approving our compensation programs, management plays an important role as well. In particular, our chief executive officer works with Cook to understand market data and to recommend compensation components to the Remuneration Committee for our Named Executive Officers. Our chief executive officer likewise assists the Remuneration Committee by providing his evaluation of the performance of the executive officers who report directly to him, and recommends compensation levels for such officers. However, all final recommendations regarding Named Executive Officers’ compensation are made by the Remuneration Committee.

Role of Peer Group and Competitive Data

Our peer companies (“Peer Companies”), which are periodically reviewed and updated by the Remuneration Committee as necessary, consists of other public oil and natural gas exploration and production companies against whom we compete for executive talent, including:

•	Cabot Oil & Gas Corp
•	Cimarex Energy Co.
•	Concho Resources Inc.
•	Continental Resources Inc.
•	LINN Energy LLC
•	Newfield Exploration Co.
•	Range Resources Corp
•	Rosetta Resources Corp.
•	Sand Ridge Energy Inc.
•	SM Energy Co.
•	Southwestern Energy Co.
•	Stone Energy Co.
•	Swift Energy Co.
•	Ultra Petroleum Corp
•	W&T Offshore Inc.
•	Whiting Petroleum Corp

In addition to the Peer Company compensation information, Cook also includes compensation survey information in their analysis of the broader compensation market. Those sources include the Mercer Energy Compensation Survey and Mercer Executive Benchmark Survey, but the Remuneration Committee neither engages nor compensates Mercer to provide direct services to us or our Remuneration Committee.

While we do not think it is appropriate to establish compensation based solely on benchmarking compared to our Peer Companies, we believe that reviewing peer information is useful for two reasons. First, our compensation practices must be competitive in order to attract and retain executives with the ability and experience necessary to provide leadership and to deliver strong performance to our shareholders. Second, peer review allows us to assess the reasonableness of our compensation practices. This process allows us to achieve one of our primary objectives of maintaining competitive compensation to ensure retention when justified and rewarding the achievement of company objectives so as to align with shareholder interest.

Part V: Material Tax and Accounting Considerations

In designing our compensation programs, we take into consideration the tax and accounting effect that each element will or may have on us, the Named Executive Officers and other employees as a group. We aim to keep the expense related to our compensation programs as a whole within certain affordability levels. The number of Common Shares available under the 2006 Long-Term Incentive Plan and/or subject to equity awards may also be adjusted by the Remuneration Committee to prevent dilution or enlargement of rights in the event of various changes in our capitalization.

We account for employee share-based awards in accordance with the provisions of FASB ASC Topic 718. All share-based payments to employees, including grants of restricted shares and options under the 2006 Long-Term Incentive Plan, are measured at fair value on the date of grant and recognized in the statement of operations as compensation expense over their requisite service periods.

Section 162(m) of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our chief executive officer and our three other most highly compensated executive officers other than our principal financial officer. While we will continue to assess the impact of Section 162(m) on compensation arrangements during our upcoming fiscal year, we presently expect that the bonus payments and the awards of restricted shares, restricted stock units, stock options and performance units will not likely qualify for exclusion from the million dollar cap when paid. Maintaining tax deductibility will not be the sole consideration taken into account by the Remuneration Committee in determining what compensation arrangements are in our and our shareholders’ best interests.

Remuneration Committee Report

No portion of this report and the information contained in this report shall be deemed to be incorporated by reference into any filing under the Securities Act or under the Exchange Act through any general statement incorporating by reference the proxy statement or the Schedule 14A in which this report appears in its entirety, except to the extent that the company specifically incorporates this report or a portion of this report by reference. Furthermore, this report and the information contained in this report shall not be deemed to be “soliciting material” or “filed” under such Acts.

The Remuneration Committee of Energy XXI (Bermuda) Limited (the “company”) is responsible for

•	reviewing, evaluating and approving the agreements, plans, policies and programs of the company to compensate its officers and directors,
•	reviewing and discussing with the company’s management the “Compensation Discussion and Analysis” to be included in the company’s proxy statement for its annual meeting of shareholders and to determine whether to recommend to our Board of Directors that the “Compensation Discussion and Analysis” be included in the proxy statement, in accordance with the applicable rules and regulations,
•	producing a report on executive compensation each year for publication in our proxy statement for our annual meeting of shareholders, in accordance with the applicable rules and regulations, and
•	discharging our Board of Directors responsibilities relating to compensation of our officers and directors.

Among other things, we review general compensation issues and determine the compensation of all of our officers, including the Named Executive Officers, and make recommendations regarding, and administer, all of the company’s employee benefit plans that provide benefits to the company’s Named Executive Officers. The Remuneration Committee has the authority described in the Remuneration Committee Charter, which has been approved by our Board of Directors. The Remuneration Committee Charter provides that the Remuneration Committee has all authority of our Board of Directors as required or advisable to fulfill the purposes of such committee, and permits such committee to form and delegate some or all of its authority to subcommittees when it deems appropriate. A copy of the Remuneration Committee Charter is available on the company’s website at www.energyxxi.com under and “Corporate Governance.”

The Remuneration Committee currently consists of Messrs. Dupré (who serves as its chair), Davison, Feinberg and Griffiths. Each of such members of the Remuneration Committee meets the independence requirements established by our Board of Directors and as set forth in the NASDAQ Listing Standards.

We have reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement for the 2014 Annual General Meeting, and we met and held discussions with the company’s management with respect to that portion of this proxy statement. Based upon our review and discussions with management, we recommended to our Board of Directors that the Compensation Discussion and Analysis appearing in this proxy statement be included herein.

Respectfully submitted by the Remuneration Committee,

Cornelius Dupré II, Chairman
Paul Davison
Hill Feinberg
Scott A. Griffiths

Summary Compensation Table

The compensation and awards disclosed in the Summary Compensation Table for each Named Executive Officer was for their services provided in all capacities to the company and our subsidiaries. We provide compensation to our Named Executive Officers under the terms of our Employment Agreements with Mr. Schiller and Mr. Griffin, our 2006 Long-Term Incentive Plan and other compensation programs. Messrs. Marchive, Menown and de Pinho are “at will” employees and do not have employment contracts with us.

The following table presents compensation information for our fiscal years ended June 30, 2014, June 30, 2013 and June 30, 2012, paid to or accrued for our Named Executive Officers.

Name and Principal Position	Year(1)	Salary(2)	Bonus(3)	Stock Awards(4)	Option Awards	All Other Compensation(5)(6)	Total
John D. Schiller, Jr. Chairman, President & CEO	2014	$891,250	$1,850,000	$11,429,350	$-0-	$331,784	$14,502,384
	2013	845,833	790,000	7,277,000	-0-	476,717	9,389,550
	2012	789,583	1,800,000	5,596,000	-0-	457,799	8,643,382
D. West Griffin CFO	2014	458,334	625,000	3,916,200	-0-	145,546	5,145,080
	2013	436,667	240,000	2,512,000	-0-	197,989	3,386,656
	2012	397,917	630,000	1,958,000	-0-	198,737	3,184,654
Ben Marchive COO	2014	432,083	575,000	3,703,700	-0-	141,217	4,852,000
	2013	396,667	240,000	2,283,000	-0-	176,072	3,095,739
	2012	355,000	567,000	1,792,500	-0-	161,097	2,875,097
Hugh Menown, Exec. VP, CAO, CIO	2014	385,833	460,000	2,988,420	-0-	111,233	3,945,486
	2013	337,500	220,000	1,577,250	-0-	139,980	2,274,730
	2012	306,250	441,750	1,192,125	-0-	122,850	2,062,975
Antonio de Pinho Exec. VP, Exploration & Production	2014	372,917	485,000	2,873,250	-0-	114,241	3,845,408
	2013	290,000	220,000	2,067,950	-0-	41,236	2,619,186

(1)	References to “2014” in this column are to our fiscal year ended June 30, 2014, references to “2013” in this column are to our fiscal year ended June 30, 2013 and references to “2012” in this column are to our fiscal year ended June 30, 2012. Information on compensation Mr. de Pinho received prior to 2013 has not been included in the Summary Compensation Table because Mr. de Pinho was hired in September 2012 and was not a Named Executive Officer for 2012.
(2)	In July 2014, the Remuneration Committee modified the fiscal year 2015 base salaries, effective August 1, 2014, to be $910,000, $480,000, $445,000, $425,000 and $435,000 for Mr. Schiller, Mr. Griffin, Mr. Marchive, Mr. Menown and Mr. de Pinho, respectively, but amounts here reflect fiscal 2014 amounts.
(3)	Cash bonus is paid for each fiscal year ended June 30, but awarded July 21, which is after the end of the fiscal year.
(4)	On July 21, 2013 (in fiscal year ended 2014), the company granted performance units of 1,342,500 to Mr. Schiller, 460,000 to Mr. Griffin, 435,000 to Mr. Marchive, 351,000 to Mr. Menown and 337,500 to Mr. de Pinho. The amounts reflected in the table above for such performance based units are reported based upon the estimated outcome of the “market condition” associated with such awards as of the grant date, and is consistent with the estimate of aggregate compensation costs to be recognized over the three year vesting period determined under FASB ASC Topic 718.
(5)	Amounts paid in respect of our profit sharing arrangements, are reported under the “All Other Compensation” column and noted below.

(6)	All Other Compensation amounts in the Summary Compensation Table consist of the following items:

Name	Year(a)	Insurance(b)	Automobile Leases(c)	Clubs(d)	Deferred Comp. Plan(e)	Profit Sharing(f)	401(k) Company Match	Total
John D. Schiller, Jr.	2014	$29,885	$24,319	$11,880	$231,900	$18,200	$15,600	$331,784
D. West Griffin	2014	$4,989	$25,441	$4,383	$76,633	$18,200	$15,900	$145,546
Ben Marchive	2014	$18,273	$17,161	$-0-	$71,233	$18,200	$16,350	$141,217
Hugh Menown	2014	$-0-	$16,800	$-0-	$59,433	$18,200	$16,800	$111,233
Antonio de Pinho	2014	$2,500	$18,124	$-0-	$59,367	$18,200	$16,050	$114,241

(a)	References to “2014” in this column are to our fiscal year ended June 30, 2014.
(b)	Represents values of life insurance premiums paid by the company on behalf of the executives.
(c)	Represents the amount paid for company-leased automobiles provided for use by the respective Named Executive Officer.
(d)	Includes dues paid.
(e)	Represents contributions made to our nonqualified deferred compensation plan on behalf of our Named Executive Officers. For a description of our nonqualified deferred compensation arrangements, see our Compensation Discussion and Analysis and the Nonqualified Deferred Compensation Plan section below.
(f)	Represents company profit sharing contributions made on behalf of each Named Executive Officer to the company’s 401(k) plan. Company contributions on behalf of each Named Executive Officer pursuant to the company’s profit sharing program that exceed certain legal limitations applicable to the company’s 401(k) plan are made to the company’s nonqualified deferred compensation plan.

Realized and Reported Pay

The SEC’s calculation of total compensation, as shown in the Summary Compensation Table above, includes several items driven by accounting and actuarial assumptions. As a result, these amounts differ substantially from the compensation actually realized by our Named Executive Officers in a particular year. To supplement the SEC-required disclosure, the table below shows compensation actually realized by each Named Executive Officer, which consists of salary, bonus, payments of long-term incentives and payments for All Other Compensation described above for fiscal year ended June 30, 2014.

Name	Year	Realized Pay	Reported Pay in Summary Compensation Table
John D. Schiller, Jr.	2014	$6,637,532	$14,502,384
West Griffin	2014	$2,466,574	$5,145,080
Ben Marchive	2014	$2,166,126	$4,852,000
Hugh Menown	2014	$1,739,872	$3,945,486
Antonio de Pinho	2014	$1,074,244	$3,845,408

Grants of Plan-Based Awards in Fiscal Year 2014

The following table sets forth information concerning annual equity incentive awards granted during fiscal year 2014 to each of the Named Executive Officers under our 2006 Long-Term Incentive Plan.

Name	Grant Date(1)	Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Units	Grant Date Fair Value ($)(6)
		Threshold (#)(3)	Target (#)(4)	Maximum (#)(5)
John D. Schiller, Jr.	7/21/13	335,625	1,342,500	2,349,375	—	$11,429,350
D. West Griffin	7/21/13	115,000	460,000	805,000	—	$3,916,200
Ben Marchive	7/21/13	108,750	435,000	761,250	—	$3,703,700
Hugh Menown	7/21/13	87,750	351,000	614,250	—	$2,988,420
Antonio de Pinho	7/21/13	84,375	337,500	590,625	—	$2,873,250

(1)	The date of Remuneration Committee action is the same as the grant date.

(2)	Performance based units vest upon achieving certain total shareholder return targets and time-vesting requirements, which are discussed in the Compensation Discussion and Analysis.
(3)	Of the total annual equity incentive awards, 25% are time-based performance units and vest in equal installments on each of the first three anniversaries of date of grants subject only to time-vesting requirements.
(4)	Figures reflect the target number of performance units payable calculated as a multiple of base compensation for each Named Executive Officer.
(5)	Figures reflect the maximum number of performance units payable, calculated by assuming a 200% vesting of the performance-based performance units, which is the maximum vesting possible based on achievement of total shareholder return target, plus the number of time-based performance units.
(6)	The amounts included in the Grant Date Fair Value column represent the grant date fair value of the awards made to the Named Executive Officers in fiscal year 2014 in accordance with FASB Topic 718, assuming the probable payout of the awards. The value ultimately realized upon vesting may not be equal to the FASB Topic 718 determined value.

Narrative Disclosure to Accompany Summary Compensation Table and Grants of Plan-Based Awards Table

The compensation and awards disclosed in the foregoing Summary Compensation Table have been provided by us under the terms of our Employment Agreements with Mr. Schiller and Mr. Griffin, under our 2006 Long-Term Incentive Plan and other compensation programs.

We originally entered into Employment Agreements with Mr. Schiller and Mr. Griffin effective September 10, 2008, and those Employment Agreements govern the potential cash bonuses they are eligible to receive annually. Cash bonuses are ultimately determined at the discretion of the Remuneration Committee following its consideration of individual performance, company performance and any performance goals established by the Remuneration Committee. The Employment Agreements provide “target” bonus amount of 125% of base salary for Mr. Schiller and 85% of base salary for Mr. Griffin. Messrs. Schiller and Griffin are also entitled to additional benefits, including reimbursement of business and entertainment expenses, paid vacation, use of a company-provided car (or a car allowance), life insurance, certain health and country club memberships, and participation in our other benefits, plans or programs that may be available to our other executive employees from time to time.

Each of the Employment Agreements has an initial term beginning on September 10, 2008, with the term of the Employment Agreements being automatically renewed each day so as to maintain a minimum three-year term unless terminated by a party to the Employment Agreement. At any time, either party may terminate employment under the applicable Employment Agreement for any reason. Under the terms of the Employment Agreements, if the employment of Messrs. Schiller or Griffin is terminated for any reason other than death, disability, resignation by the applicable executive officer without “good reason” (as described below) or for “cause” (as described below), such executive is entitled to the payments and compensation as described below under “Potential Payments Upon Termination of Employment or Change in Control,” which is a minimum of three year’s base salary and target bonus amounts.

Our compensation of Messrs. Marchive, Menown and de Pinho is pursuant only to our general compensation policies and programs, including our 2006 Long-Term Incentive Plan, our 2008 Purchase Plan and our corporate perquisites and other benefit plans described in our Compensation Discussion and Analysis. However effective February 2008 we adopted the Severance Plan, which was amended and restated August 2014. The Severance Plan governs compensation, if any, upon the termination of employment of Messrs. Marchive, Menown and de Pinho and all of our other executives and key employees. The potential benefits available to our executives under the Severance Plan are described in greater detail below under “Potential Payments Upon Termination of Employment or Change in Control.”

Beginning fiscal year ended June 30, 2010 to June 30, 2014, the Remuneration Committee awarded performance units rather than restricted stock or restricted stock units as it had in the past, although Mr. de Pinho was granted 10,000 restricted stock units on September 4, 2012 upon his initial hiring by the company. Awards of performance units are calculated as a multiple of base compensation, with a goal of targeting these awards in the 75th percentile of the long-term incentives of our Peer Companies. In fiscal year 2014 performance units were issued in the amounts of 1,342,500, 460,000, 435,000, 351,000 and 337,500 to

Messrs. Schiller, Griffin, Marchive, Menown and de Pinho, respectively. For fiscal year 2014 and 2013 the Remuneration Committee awarded two types of performance units, time-based and performance-based, with 25% of the award being time-based performance units and 75% of the award being performance-based performance units. All performance units vest in three equal annual installments on July 21 for the first three years following the grant date.

The time-based and performance-based units will vest over a three year period as more fully described in our Compensation Discussion and Analysis above. The performance-based units will vest pursuant to the achievement of the Total Shareholder Return and the TSR Unit Number Modifier, both of which are also described in more detail in our Compensation Discussion and Analysis above, and contain the potential for the executive to earn additional compensation based upon the achievement of our Total Shareholder Return in the third performance period for the units in comparison to the first two performance periods.

Pursuant to the terms of the Employment Agreements, the options, restricted shares, restricted stock unit awards and performance unit awards held by Messrs. Schiller and Griffin cease to vest upon their termination of employment, unless such termination is related to such executive’s death or “disability,” upon a “change in control,” upon termination by executive upon “good reason” or upon termination by company without “cause.” Pursuant to the terms of the Energy XXI Services, LLC 2006 Long-Term Incentive Plan, restricted stock unit awards and performance unit awards of Messrs. Marchive, Menown and de Pinho cease to vest upon termination of employment, unless such termination is related to such person’s death or “disability” or upon a “change in control,” each term as described below.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth information concerning the portions of stock options, restricted shares, restricted stock units (RSUs) and performance awards (PBUs) for each of the Named Executive Officers, outstanding as of June 30, 2014.

	Option Awards					Stock Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable(1)	No. of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that have not Vested ($)(6)
John D. Schiller, Jr.	150,000	-0-	-0-	$17.50	9/10/18	-0- RS	$-0-	266,666 PBU	(2)	$333,333
						-0- RSU	$-0-	680,000 PBU	(3)	$1,446,872
								1,342,500 PBU	(4)	$6,987,214
D. West Griffin	50,000	-0-	-0-	$17.50	9/10/18	-0- RS	$-0-	93,333 PBU	(2)	$116,667
						-0- RSU	$-0-	234,666 PBU	(3)	$499,313
								460,000 PBU	(4)	$2,394,129
Ben Marchive						-0- RS	$-0-	84,000 PBU	(2)	$105,000
						-0- RSU	$-0-	213,333 PBU	(3)	$453,921
								435,000 PBU	(4)	$2,264,013
Hugh Menown						-0- RS	$-0-	56,883 PBU	(2)	$71,041
						-0- RSU	$-0-	147,333 PBU	(3)	$313,489
								351,000 PBU	(4)	$1,826,825
Antonio de Pinho						6,666 RSU	$157,518	163,333 PBU	(3)	$347,533
								337,500 PBU	(4)	$1,756,562

(1)	The company granted stock options of 150,000 and 50,000 to Messrs. Schiller and Griffin, respectively. The options were granted under the 2006 Long-Term Incentive Plan, priced at $17.50, the closing price on September 10, 2008, vesting over a three year period with 20% vesting on September 10, 2009, an additional 30% vesting on September 10, 2010, and the remaining 50% vesting on September 10, 2011. The first 20% (30,000 and 10,000) for each of Messrs. Schiller and Griffin vested on September 10, 2009. The second 30% (45,000 and 15,000) for each of Messrs. Schiller and Griffin vested on

September 10, 2010. The final 50% (75,000 options and 25,000 options) for each of Messrs. Schiller and Griffin vested on September 10, 2011. No options have been exercised.
(2)	We granted performance-based units of 800,000, 280,000, 252,000 and 170,500, to each of Messrs. Schiller, Griffin, Marchive and Menown, respectively, on 7/21/11. Performance-based unit awards are 25% time-based and 75% performance based, with all awards vesting equally as to one-third on the first three anniversaries of the grant date. The first one-third vested on 7/21/12, as follows: 266,667 PBU for Mr. Schiller, 93,334 PBU for Mr. Griffin, 84,000 PBU for Mr. Marchive and 56,834 PBU for Mr. Menown. The second one-third vested on 7/21/13, as follows: 266,667 PBU for Mr. Schiller, 93,333 PBU for Mr. Griffin, 84,000 PBU for Mr. Marchive and 56,833 PBU for Mr. Menown. The final one-third vested on July 21, 2014, as follows: 266,666 PBU for Mr. Schiller, 93,333 PBU for Mr. Griffin, 84,000 PBU for Mr. Marchive and 56,833 PBU for Mr. Menown. However, this vesting occurred after the end of our fiscal year 2014 (after June 30, 2014) and, therefore, the final one-third is shown as outstanding on the table above.
(3)	We granted performance-based units of 1,020,000, 352,000, 320,000, 221,000 and 245,000, to each of Messrs. Schiller, Griffin, Marchive, Menown and de Pinho, respectively, on 7/21/12 (on 9/4/12 with a 7/21/12 effective date for Mr. de Pinho). The first one-third vested on 7/21/13, as follows: 340,000 PBU for Mr. Schiller, 117,334 PBU for Mr. Griffin, 106,667 PBU for Mr. Marchive, 73,667 PBU for Mr. Menown and 81,667 for Mr. de Pinho. The second one-third vested on 7/21/14, as follows: 340,000 PBU for Mr. Schiller, 117,333 PBU for Mr. Griffin, 106,667 PBU for Mr. Marchive, 73,666 PBU for Mr. Menown and 81,667 PBU for Mr. de Pinho. However, this vesting occurred after the end of our fiscal year 2014 (after June 30, 2014) and, therefore, both that portion and the final one-third are shown as outstanding on the table above.
(4)	We granted performance-based units of 1,342,500, 460,000, 435,000, 351,000 and 337,500, to each of Messrs. Schiller, Griffin, Marchive, Menown and de Pinho, respectively, on 7/21/13. The first one-third vested on 7/21/14, as follows: 447,500 PBU for Mr. Schiller, 153,334 PBU for Mr. Griffin, 145,000 PBU for Mr. Marchive, 117,000 PBU for Mr. Menown and 112,500 PBU for Mr. de Pinho. However, this vesting occurred after the end of our fiscal year 2014 (after June 30, 2014) and, therefore, the table above reflects no vesting for the July 21, 2013 grants.
(5)	The value of restricted stock units that have not vested at fiscal year-end is determined by multiplying the number of units by $23.63, the closing price of the company’s stock at June 30, 2014.
(6)	The value of performance awards at fiscal year-end is determined by utilizing a Monte Carlo approach with respect to the unvested portions of each award, utilizing the company’s stock price at the beginning of the performance period of each award and the company’s stock price at the end of the 2014 fiscal year to anticipate the potential stock price path for the remainder of the performance period for each award.

Option Exercises and Stock Vested in Fiscal Year 2014

The following table shows for each Named Executive Officer the vesting of awards during our fiscal year ended June 30, 2014, as well as total amounts originally granted for each such award. The amounts reflected as Value Realized on Vesting are based on the closing price of our Common Shares of $27.83 on July 19, 2013, the vesting dates of the July 21, 2010, July 21, 2011 and July 21, 2012 grants of Messrs. Schiller, Griffin, Marchive, Menown and de Pinho.

Name	Grant Date	No. Shares Originally Granted (#)	No. Shares/RSUs/PBUs Acquired on Vesting (#)(1)(2)(3)(4)	Value Realized on Vesting ($)(5)
John D. Schiller, Jr.	7/21/10	540,000 PBU	180,000 PBU	$2,806,162
	7/21/11	800,000 PBU	266,667 PBU	333,336	(6)
	7/21/12	1,020,000 PBU	340,000 PBU	425,000	(7)
D. West Griffin	7/21/10	187,500 PBU	62,500 PBU	$974,362
	7/21/11	280,000 PBU	93,333 PBU	116,666	(6)
	7/21/12	352,000 PBU	117,334 PBU	146,666	(7)
Ben Marchive	7/21/10	150,000 PBU	50,000 PBU	$779,490
	7/21/11	252,000 PBU	84,000 PBU	105,000	(6)
	7/21/12	320,000 PBU	106,667 PBU	133,336	(7)
Hugh Menown	7/21/10	119,250 PBU	39,750 PBU	$619,680
	7/21/11	170,500 PBU	56,883 PBU	71,105	(6)
	7/21/12	221,000 PBU	73,667 PBU	92,086	(7)
Antonio de Pinho	9/4/12	245,000 PBU	81,667 PBU	$102,086	(7)
		10,000 RSU	3,334 RSU	$92,785

(1)	7/21/10 grants: the final 1/3 vested on 7/21/13, as follows: 180,000 PBU for Mr. Schiller, 62,500 PBU for Mr. Griffin, 50,000 PBU for Mr. Marchive and 39,750 PBU for Mr. Menown.
(2)	7/21/11 grants: the second 1/3 vested on 7/21/13, as follows: 266,667 PBU for Mr. Schiller, 93,333 PBU for Mr. Griffin, 84,000 PBU for Mr. Marchive and 56,883 PBU for Mr. Menown.
(3)	7/21/12 grants: the first 1/3 vested on 7/21/13, as follows: 340,000 PBU for Mr. Schiller, 117,334 PBU for Mr. Griffin, 106,667 PBU for Mr. Marchive, 73,667 PBU for Mr. Menown and 81,667 PBU for Mr. de Pinho. Additionally, 3,333 of the 10,000 restricted stock units granted to Mr. de Pinho upon his initial hiring on 9/4/12 vested on 9/4/13.
(4)	7/21/13 grants: the first 1/3 vested on 7/21/14, as follows: 447,500 PBU for Mr. Schiller, 153,334 PBU for Mr. Griffin, 145,000 PBU for Mr. Marchive, 117,000 PBU for Mr. Menown and 112,500 PBU for Mr. de Pinho. However, these vestings occurred after the end of our fiscal year 2013 and, therefore, the table above does not reflect vesting for the 7/21/13 grants.
(5)	Paid one-half in cash and one-half in stock valued at $27.83 per share, which was the 7/21/13 closing price.
(6)	The annualized TSR was less than 5%, so the executives received no payout for the performance-based performance units, which are 75% of the PBU that vested. The time-based performance units, totaling 25% of the PBU that vested, were paid at the minimum value, which is $5 per PBU, as follows: 66,667 for Mr. Schiller, 23,333 for Mr. Griffin, 21,000 for Mr. Marchive, and 14,220 for Mr. Menown.
(7)	The annualized TSR was less than 5%, so the executives received no payout for the performance-based performance units, which are 75% of the PBU that vested. The time-based performance units, totaling 25% of the PBU that vested, were paid at the minimum value, which is $5 per PBU, as follows: 85,000 for Mr. Schiller, 29,333 for Mr. Griffin, 26,667 for Mr. Marchive, 18,417 for Mr. Menown and 20,417 for Mr. de Pinho.

Stock Performance Graph

This information is being “furnished” to the SEC and is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, and will not be deemed to be incorporated by reference into any filings we make under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it be reference into such a filing.

The following graph compares the cumulative total shareholder return on our Common Shares relative to the cumulative total returns of the Russell 2000 index and a customized peer group described below. The graph tracks the performance of a $100 investment in our Common Shares, in the customized peer group, and the index (with reinvestment of all dividends) for fiscal year ending June 30, 2009 through fiscal year ending June 30, 2014. The historic price performance is not necessarily indicative of future stock performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Energy XXI (Bermuda) Limited, the Russell 2000 Index, and a Peer Group

*	$100 invested on 6/30/09 in stock or index, including reinvestment of dividends. Fiscal year ending June 30.

Copyright© 2014 Russell Investment Group. All rights reserved.

	6/09	6/10	6/11	6/12	6/13	6/14
Energy XXI (Bermuda) Limited	100.00	611.04	1286.35	1214.34	870.42	945.41
Russell 2000	100.00	121.48	166.93	163.46	203.03	251.02
Peer Group	100.00	116.98	161.31	124.49	146.89	207.40

Our peer group includes: Anadarko Petroleum Corp., Apache Corp., Cabot Oil & Gas Corp., Chesapeake Energy Corp., Cimarex Energy Co., Denbury Resources Inc., Devon Energy Corp., Encana Corporation, Enquest Plc, Eog Resources Inc., Forest Oil Corp., Newfield Exploration Co., Noble Energy Inc., Pioneer Natural Resources Co., Premier Oil Plc, Quicksilver Resources Inc., Range Resources Corp., SM Energy Co., Southwestern Energy Co., Stone Energy Corp., Ultra Petroleum Corp., W&T Offshore Inc. and Whiting Petroleum Corp.

Equity Compensation Plan Information

The table below sets forth the following information about our Common Shares that may be issued under our existing equity compensation plan as of June 30, 2014.

	(a)	(b)	(c)
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by shareholders(1)	338,163	$18.87	1,858,889	(2)
Equity compensation plans not approved by shareholders(3)	93,248	$21.32	331,212
Total	431,411	$19.40	2,190,101	(2)

(1)	Consists of the 2006 Long-Term Incentive Plan (with 3,800,000 Common Shares registered for issuance, approved at the 2009 Annual General Meeting) and the Employee Stock Purchase Plan (with 1,000,000 Common Shares registered for issuance, approved at the 2008 Annual General Meeting).
(2)	Assumes that no restricted stock units or Performance Based Units will be settled in Common Shares.
(3)	Consists of our 2008 Purchase Plan adopted by our Board of Directors effective July 1, 2008, with 1,590,000 Common Shares registered for issuance.

Pension Benefits

We do not currently maintain a pension plan for any employees, including our Named Executive Officers.

Nonqualified Deferred Compensation Plan

The Energy XXI Services, LLC Restoration Plan (the “Restoration Plan”) was adopted and became effective as of December 1, 2006. The plan is an unfunded arrangement intended to be exempt from the participation, vesting, funding and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended, and to comply with Section 409A of the Code. Our obligations under the plan will be general unsecured obligations to pay deferred compensation in the future to eligible participants in accordance with the terms of the plan from our general assets. The Remuneration Committee acts as the plan administrator.

The Restoration Plan provides for four different types of contributions: (1) employee deferral contributions, (2) employer matching contributions otherwise payable to our tax qualified retirement plan but for non-discrimination rules limiting the amount of employee compensation that can be considered in calculating matching contributions under that plan, (3) profit sharing contributions otherwise payable to our tax qualified retirement plan but for non-discrimination rules limiting the amount of employee compensation that can be considered in calculating profit sharing contributions under that plan, and (4) discretionary employer contributions. Employee deferral contributions are always 100% vested and nonforfeitable. Historically, employer contributions have also been 100% vested, however, beginning January 1, 2013 an employee must be employed on the last day of any calendar year in order to receive a discretionary employer contribution for that calendar year. Compensation for purposes of the plan includes the base compensation payable to a participant but excludes bonuses.

A participant’s Restoration Plan account balance will be generally be paid in a single lump sum distribution on the date that is six months following the participant’s separation from service or, if earlier, upon the participant’s death.. In addition, to the extent an employee makes employee deferral contributions to the Restoration Plan may also elect to receive a distribution of such amounts upon the earlier to occur of a fixed date (which is at least two years after the plan year of such deferrals) the date that is six months following the participant’s separation from service (or, if earlier, upon the participant’s death). All amounts under the Restoration Plan are invested in the same investment elections provided under our tax-qualified retirement plan and, consequently, earnings do not constitute above market earnings or interest for purposes of SEC disclosure rules.

Nonqualified Deferred Compensation Table for Fiscal 2014

Name	Company Contributions in Fiscal 2014
John D. Schiller, Jr.	$231,900
D. West Griffin	76,633
Ben Marchive	71,233
Hugh Menown	59,433
Antonio de Pinho	59,367

Potential Payments upon Termination or a Change in Control

As discussed above in the Compensation Discussion and Analysis, we believe that it is important to provide our Named Executive Officers with certain severance and change in control payments or benefits in order to establish a stable work environment for the individuals responsible for our day to day management. In order to assist us in this goal, we have entered into the Employment Agreements with Mr. Schiller and Mr. Griffin and established the Severance Plan that covers our other Named Executive Officers. Awards that have been made under the terms of our 2006 Long-Term Incentive Plan to our Named Executive Officers are also subject to certain termination and/or change-in-control provisions. The following text describes certain relevant information in regards to such obligations.

Payments and benefits described in this discussion assume termination events occurred on June 30, 2014 and are pursuant to the terms of the Employment Agreements, the Severance Plan, the 2006 Long-Term Incentive Plan, the 2008 Purchase Plan and the various perquisite policies, as applicable.

Payments upon an Involuntary Termination of Employment

Under the Employment Agreements Mr. Schiller and Mr. Griffin are entitled to receive the following payments and benefits in the event they terminate employment for “Good Reason,” we terminate their employment “without Cause” or they are terminated or resign generally within a one-year period following a “Change in Control” (as such terms are defined in the Employment Agreements, which definitions are summarized below). However, if, following a “Change in Control”, the surviving entity requests the executive to remain employed and that entity assumes the Employment Agreement, then the executive’s entitlement to the termination payments described below do not apply in the event the executive resigns in the first 6 months following the Change in Control:

Salary	A cash lump sum payment in an amount equal to 3 times the then current base salary
Target bonus	A cash lump sum payment in an amount equal to 3 times target bonus, which target bonus is calculated for Mr. Schiller as 125% base salary then in effect and for Mr. Griffin as 85% base salary then in effect
Outstanding equity awards	All outstanding equity awards and any accrued benefits under any and all nonqualified deferred compensation plans vest and become exercisable and non-forfeitable (with performance awards deemed to have been achieved at the maximum level)
Continued health benefits	Medical/dental benefits for executive, spouse and dependents for a 3 year period beginning on the date of the applicable termination on the same basis as provided at the time immediately prior to termination at no cost to the executive

Under the Severance Plan and performance unit awards Messrs. Marchive, Menown and de Pinho are entitled to receive the following in the event of a “Change of Control” or if they terminate employment for

“Good Reason” within one year after a termination by us “without Cause” within one year following a “Change of Control” (as such terms are defined in the Severance Plan, which definitions are summarized below):

Salary	A cash lump sum payment in an amount equal to 2 times the then current base salary
Target bonus	A cash lump sum payment in an amount equal to the average of the bonuses, if any, earned with respect to the two most recent fiscal years ending on or before the date of the termination
Outstanding equity awards	All outstanding equity awards vest and become exercisable and non-forfeitable (with performance units deemed to have been achieved at the maximum level)
Continued health benefits	Medical/dental/COBRA coverage for executive, spouse and dependents for a 1 year period beginning on the date of the applicable termination on the same basis (and no greater cost to the executive) as provided at the time immediately prior to termination

Payments upon Termination due to Death or Disability of the Named Executive Officer

Under the Employment Agreements Mr. Schiller and Mr. Griffin (or their estates) are entitled to receive the following in the event of their death or Disability:

Salary	Disability: a cash lump sum payment in an amount equal to 3 times the then current base salary
Death: continuation of the then current base salary payments for a period of 12 months following death
Target bonus	Disability: a cash lump sum payment in an amount equal to 3 times such Named Executive Officer’s target bonus calculated for Mr. Schiller as 125% base salary then in effect and for Mr. Griffin as 85% base salary then in effect
Outstanding equity awards	Death or Disability: all outstanding equity awards and accrued benefits under any and all nonqualified deferred compensation plans vest and become exercisable and non-forfeitable (with performance units deemed to have been achieved at the maximum level)
Continued health benefits	Disability: medical/dental benefits for executive, spouse and dependents for a three-year period beginning on the date of the applicable termination on the same basis (and no greater cost to the applicable Named Executive Officer) as provided at the time immediately prior to the applicable termination

Payments upon Termination by Executive without Good Reason or by Company with Cause

Under the terms of both the Employment Agreements and the Severance Plan, no obligations are paid upon a termination of employment by a Named Executive Officer without Good Reason or by us for Cause (except for Messrs. Schiller and Griffin, for whom obligations are also payable upon any termination of employment within the one-year period following a Change in Control, or upon death or Disability, as provided in their Employment Agreements and described above) other than items that are accrued or vested but yet unpaid. No additional payments are made and outstanding equity awards are forfeited in accordance with the terms of the applicable award agreement.

Payments upon a Change in Control without an Associated Termination

The only “single-trigger” change in control benefit provided to our Named Executive Officers is the accelerated vesting of performance units (with performance deemed to have been achieved at the maximum level).

Summary of Potential Payments upon Termination or a Change in Control

The following table reflects the values that each Named Executive Officer would receive upon termination of employment or upon a change in control. As of June 30, 2014, no payments are received for termination by any Named Executive Officer without Good Reason or by us for Cause (other than with respect to equity acceleration and for terminations occurring under certain circumstances for Mr. Schiller and Mr. Griffin, as described above).

For purposes of the table below, we made reasonable assumptions, such as all legitimate reimbursable business expenses and all earned salary payments are current on the date of the potential termination event. We assumed each event has occurred on June 30, 2014, on which day our Common Shares closed at $23.63 per share. Actual amounts may not be determined with complete accuracy until such time as an actual termination or change of control occurs, but the values below are our best estimate as to the potential payments each Named Executive Officer would receive as of June 30, 2014.

Named Executive Officer	Termination by Executive for Good Reason, Termination by Company without Cause or upon Change in Control(1)	Disability	Death
John D. Schiller, Jr.
Salary	$2,685,000	$2,685,000	$895,000
Bonus	$3,356,250	$3,356,250	N/A
Accelerated Equity(2)	$20,030,208	$20,030,208	$20,030,208
Continued Medical	$101,663	$101,663	N/A
Tax Gross-up	8,829,542	N/A	N/A
Total	$35,002,663	$26,173,121	$20,925,208
D. West Griffin
Salary	$1,380,000	$1,380,000	$460,000
Bonus	$1,173,000	$1,173,000	N/A
Accelerated Equity(2)	$6,895,000	$6,895,000	$6,895,000
Continued Medical	$101,663	$101,663	N/A
Tax Gross-up	3,222,340	N/A	N/A
Total	$12,772,003	$9,549,663	$7,355,000
Ben Marchive
Salary	$870,000	N/A	N/A
Bonus	$403,500	N/A	N/A
Accelerated Equity(2)	$915,417	N/A	N/A
Continued Medical	$22,734
Total	$2,211,651	N/A	N/A
Hugh Menown
Salary	$780,000	N/A	N/A
Bonus	$330,875	N/A	N/A
Accelerated Equity(2)	$693,958	N/A	N/A
Continued Medical	$22,734	N/A	N/A
Total	$1,827,567	N/A	N/A
Antonio de Pinho
Salary	$750,000	N/A	N/A
Bonus	$318,750	N/A	N/A
Accelerated Equity(2)	$783,575	N/A	N/A
Continued Medical	$33,888	N/A	N/A
Total	$1,886,213	N/A	N/A

(1)	Amounts for Mr. Schiller and Mr. Griffin apply in cases of termination by executive for Good Reason, termination by company without Cause or upon termination during the one year period following a Change in Control.
(2)	Amounts for Mr. Schiller and Mr. Griffin reflect performance units earned at their maximum level utilizing a $5 per unit value, but do not reflect the potential value of the make-up feature. Upon an actual termination of employment the value of the performance units may vary. The value of performance units at termination does not reflect the amount payable under the performance units on each applicable vesting date.

The Employment Agreements

The payments and benefits shown in this section with respect to Mr. Schiller and Mr. Griffin reflect our obligations under their Employment Agreements. Our “Severance” obligations are to make a lump sum payment on the date of termination, unless the executive is a “specified employee” pursuant to Section 409A of the Code and such Code section requires us to delay payments for a period of six months in order to comply with that Code section. Our obligations shown in the tables above are generally to be paid (if any payment obligation exists) as they become due for the applicable executive. To the extent we fail to make such payments when due to the applicable executive, we are further obligated to pay accrued interest on such late payments at the prime rate, as published in the Wall Street Journal, plus 1%. The executives are not required to mitigate the amount of any payment or benefits provided to them, but they will be subject to standard confidentiality, non-competition and non-solicitation restrictions for a period of one year following a termination of employment.

The Employment Agreements also provide an additional tax gross-up in the event that the payments received in connection with a change in control result in taxes imposed by Section 4999 of the Code, or in the event that any payments in connection with any termination of employment or a change in control result in taxes imposed by Section 409A of the Code. The amount of the tax gross-up would be the amount necessary to see that the executive receives the same net after tax amount that he would have received had he not been required to pay the additional excise taxes pursuant to either Section 4999 or Section 409A of the Code. The tax gross-up will be paid to the executive no later than the 10 th business day following the date the executive remits any such excise tax to the Internal Revenue Service, but in the event that the gross-up payment is found to be in excess of what is necessary to place the executive in the same net after tax position, the executive will repay this amount to us. The tax gross-up estimates reflected in the table above do not include any reduction for reasonable compensation and have been calculated assuming the highest marginal rates of taxation.

The Employment Agreements also contain certain restrictive covenants. In addition to customary confidentiality provisions, Messrs. Schiller and Griffin will be subject to one year non-compete and non-solicitation restrictions following a termination of their employment.

The following table summarizes certain definitions applicable to the Employment Agreements:

Term	Summary Definition
Cause	Executive’s malfeasance toward us, but specifically (1) executive’s gross negligence, gross neglect or willful misconduct in performing his duties; (2) executive’s commission of a felony causing a material adverse effect on us; or (3) executive’s material breach of any material provision of the Employment Agreement.
Change in Control	Occurrence of: (1) the acquisition of beneficial ownership of 50% or more of the voting power of our voting securities/having the ability to elect 50% or more of our directors;
(2) our directors as of the effective date of the Employment Agreements (“Incumbent Board”), ceasing for any reason to constitute at least a majority of the Board of Directors; provided, however, Incumbent Board shall include new directors approved by at least a majority of the Incumbent Board;

Term	Summary Definition
(3) the consummation of a merger, consolidation or reorganization involving us (“Business Combination”), unless (a) our shareholders immediately before the Business Combination own at least 50% of the voting power of the surviving corporation immediately after the Business Combination, in substantially the same proportion, and (b) the Incumbent Board immediately prior to the Business Combination constitutes at least a majority of the Board of Directors of the surviving corporation, and (c) no person (other than (x) us or an entity we control, (y) a trustee/fiduciary holding securities under one or more executive benefit plans or arrangements (or any trust forming a part thereof) maintained by us, the Surviving Corporation or any entity we control, or (z) any person who at the Business Combination, had beneficial ownership of 50% or more of the voting securities) has beneficial ownership of 50% or more of the surviving corporation’s voting power;
(4) our complete liquidation or dissolution; or
(5) the sale or other disposition of all or substantially all of our assets to any person (other than a transfer to an entity we control).
Any event that would otherwise constitute a Change in Control shall not be deemed to be a Change in Control if: (a) the Incumbent Board continues to constitute a majority of the Surviving Corporation; (b) any successor entity of us, if any, agrees in writing to assume and perform the Employment Agreement for a period of at least 3 years; and (c) executive maintains his same position and reporting relationship with the Surviving Corporation (if not us).
Disability	Absence of executive from full-time performance for 180 business days during a 12 month period due to incapacity due to accident, physical or mental illness, or other circumstance in his physician’s opinion which renders him mentally or physically incapable of performing full-time duties.
Good Reason	(1) material breach of any of our obligations under the Employment Agreement without the executive’s written consent; or (2) occurrence of any of the following, without the executive’s written consent and following notice and opportunity to cure: (a) change of executive’s title or the assignment of duties that materially adversely alters the status of his office, title, or responsibilities; (b) the failure by us to continue in effect/continue executive’s participation in any of executive’s compensation plans that is material to his total compensation unless an ongoing substitute or alternative plan has been made, unless any such failure relates to a discontinuance of such plans or participation on a management-wide or company-wide basis; (c) the taking of any action by us which would directly or indirectly materially reduce or deprive executive of any material pension, welfare or fringe benefit then enjoyed by him, unless such action relates to a discontinuance of benefits on a management-wide or company-wide basis; (d) the relocation of our principal executive offices, or our requirement that the executive officer relocate anywhere outside the greater Houston, Texas metropolitan area, except for required travel for our business to an extent substantially consistent with his obligations under the employment agreement; or (e) our material breach of any material provision of the employment agreement.

The Severance Plans

The payments and benefits shown in this section with respect to Messrs. Marchive, Menown and Pinho reflect our obligations under our Severance Plan with such individuals, as well as with certain of our other employees. Our “Severance” obligations are to make a lump sum payment within either the 30 day period following the applicable termination of employment, or within the 30 day period following the individual’s proper execution of a release in our favor, if such a release is required of the individual. We have the sole authority to determine whether or not an individual must enter into a release agreement prior to receiving benefits under the Severance Plan. Our obligations under the other columns in the table are generally to be paid (if any payment obligation exists) as they become due.

The following table summarizes certain definitions applicable to the Severance Plan:

Term	Summary Definition
Change of Control	Occurrence of:
(1) a merger or consolidation of us with another entity or the sale of all or substantially all of our assets to another entity if (a) our shareholders before the transaction do not beneficially own in substantially the same proportion immediately after 50% or more of voting securities of resulting entity or (b) our Board of Directors immediately before the transaction shall not constitute at least a majority of the Board of Directors of the resulting entity immediately after such transaction;
(2) our dissolution or liquidation;
(3) when any persons or entity acquires ownership/control of more than 50% of voting power of our outstanding securities; or
(4) in connection with a contested election of directors, the persons who were members of our Board of Directors immediately before such election shall cease to constitute a majority.
Disability	Either: (1) an inability to engage in substantial gainful activity due to physical/mental impairment that can be expected to result in death or to last for at least 12 continuous months; or
(2) the receipt of income replacements due to physical/mental impairment that can be expected to result in death or to last for at least 12 continuous months, for a period of not less than 3 months under our accident and health plan.
Good Reason	(1) the assignment to the executive of any duties that materially adversely alter the nature or status of the executive’s office and responsibilities (other than reporting responsibilities and other than any increase in responsibilities resulting from promotion), or other action that results in the material diminution of the executive’s position, duties or authorities, from those in effect immediately prior to such change;
(2) the material diminution of the executive’s aggregate targeted compensation; or
(3) the relocation of the executive’s principal place of employment to anywhere outside the greater Houston, Texas metropolitan area, (other than required business travel); provided, that the executive does not consent to the occurrence of such event and we do not cure such defect following written notice from the executive.
Termination for Cause	Any termination of employment with us by reason of employee’s (1) conviction of any felony or of a misdemeanor involving moral turpitude; (2) material failure to perform his duties satisfactorily; (3) engagement in conduct which is injurious to us or any of our affiliates; (4) engagement in business activities which are in conflict with our business interests; (5) insubordination; (6) conduct that violates our safety rules or standards; or (7) conduct that violates our guidelines for appropriate employee conduct; in each foregoing case to be determined solely by the Remuneration Committee.

2006 Long-Term Incentive Plan

The amounts shown in the table above with respect to our Named Executive Officers reflect our obligations under the respective option awards, restricted share awards, restricted stock unit awards and performance unit awards granted to such individuals under the 2006 Long-Term Incentive Plan. The provisions of those awards are the same with respect to the right to receive payments and benefits. Each award provides that all unvested options, restricted shares, restricted stock units and performance unit awards become vested and non-forfeitable immediately upon the respective executive officer’s death or “disability” or upon a “change of control” of us. Under those awards, upon vesting we are obligated to either deliver to the applicable Named Executive Officer the number of Common Shares underlying the award or make a cash payment of the corresponding value of such Common Shares, in each case within two weeks following the date of such vesting. Upon an accelerated vesting event, the maximum level of performance is deemed to have been achieved with respect to performance unit awards.

Under the 2006 Long-Term Incentive Plan, a “change of control” is deemed to have occurred upon any of the following events: (1) any person or entity becomes the beneficial owner of 50% or more of our voting stock, except for person(s) or entity(ies) that are (a) us or any of our subsidiaries, (b) any of our or our subsidiaries’ employee benefit plans, (c) an affiliate of us, (d) a company owned, directly or indirectly, by our shareholders in substantially the same proportion as their ownership of us, or (e) an underwriter temporarily holding securities for an offering of securities; (2) the consummation of any business transaction of us or our subsidiary(ies) with or into any other company, other than any of such transactions in which our voting shareholders immediately prior to such transaction represent more than 50% of the voting power of the surviving company immediately after such transaction; (3) consummation of a sale or disposition of Energy XXI Services, LLC, the subsidiary through which we generally employ our employees, or of all or substantially all of our assets, other than a sale or disposition in which our voting shareholders immediately prior to such transaction represent more than 50% of the voting power of the acquirer or its parent immediately after such transaction; or (4) our Board of Directors as of October 6, 2006 (Incumbent Board) cease to constitute at least a majority of our Board of Directors; provided, however, Incumbent Board shall include new directors approved by at least a majority of the Incumbent Board.

Under the 2006 Long-Term Incentive Plan, “cause” is defined with reference to the definition of “cause” in any relevant Employment Agreement (which for Messrs. Schiller and Griffin are defined above), and for Messrs. Marchive, Menown, and Pinho, “cause” means (1) the executive’s commission of any criminal or other act that is likely to cause substantial damage or injury to us, (2) the executive’s commission of an act of fraud in the performance of his duties on behalf of us, or (3) the executive’s failure to perform his duties to us (other than on account of incapacity due to illness). “Good reason” is defined under this plan with reference to the definition of “good reason” in the Employment Agreements for Messrs. Schiller and Griffin and for Messrs. Marchive, Menown, and Pinho, “good reason” means (1) the assignment to the executive of any duties that materially adversely alter the nature or status of the executive’s office and responsibilities (other than reporting responsibilities and other than any increase in responsibilities resulting from promotion), or other action that results in the material diminution of the executive’s position, duties or authorities, from those in effect immediately prior to such change, (2) the material diminution of the executive’s aggregate targeted compensation, or (3) the relocation of the executive’s principal place of employment to anywhere outside the greater Houston, Texas metropolitan area, (other than required business travel); provided, that the executive does not consent to the occurrence of such event and we do not cure such defect following written notice from the executive. “Disability” under the 2006 Long-Term Incentive Plan is defined as occurring (1) when the executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of 12 months or more or (2) when the executive is, by reason of such events, receiving disability benefits for a period of three months or more under our disability plan.

Notwithstanding the foregoing, for purposes of any award that is subject to Section 409A of the Code and that is payable upon a change in control, the definition of “change of control” under the 2006 Long-Term Incentive Plan is expressly intended to comply with the requirements of Section 409A of the United States Internal Revenue Code and such plan contemplates that the definition will be modified to the extent necessary to ensure compliance with such requirements.

Other Benefits

Under the 2008 Purchase Plan, employees, including Named Executive Officers, are entitled to refund of any amounts contributed by employee to the 2008 Purchase Plan but unused for purchases at the date of termination. Each of the Named Executive Officers would also be eligible for other benefits and compensation accrued through the date of their respective termination on the same basis as generally available to the other employees of the company, including the fact that they would be fully vested in any profit sharing or other nonqualified deferred compensation that would have previously been paid by us. Nevertheless, the occurrence of such Named Executive Officer’s termination or a change of control would not create any additional rights in these respects.

Narrative Disclosure of Our Compensation Policies and Practices as they Relate to our Risk Management

To the extent that our compensation policies and practices for our employees create risks that are reasonably likely to have a material adverse effect on us, we are required to discuss our policies and practices for addressing those risks. As noted above in our Compensation Discussion and Analysis, our performance unit awards are subject to company performance conditions that necessarily relate to our performance and success. We do not feel that the design of those awards subjects us to any more risk than our shareholders take on when investing in our future. We balance the short-term nature of annual bonuses with the long-term nature of our equity-based awards by providing three year vesting schedules for all current awards. Additionally, rather than determining incentive compensation awards based on a single metric, the Remuneration Committee applies a structured, principled framework that considers a balanced set of financial performance metrics that collectively best indicate successful management when considering the annual bonus payments for each of the Named Executive Officers. To further ensure that executive officers are focused on long-term performance, a significant portion of the incentive award is provided as a long-term equity award that does not become earned and paid until three years after grant.

Based on factors such as these, we have determined that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. Our Remuneration Committee and our Board of Directors are aware of the need to routinely assess our compensation policies and practices and will make a determination as to the necessity of this particular disclosure on an annual basis.

AUDIT COMMITTEE REPORT

Our Audit Committee currently consists of Messrs. Colvin (who serves as its chair), Davison, Flannery and Griffiths. Our Board of Directors has determined that each of the members of the Audit Committee meets the independence requirements as set forth in Rule 10A-3(b)(1) under the Exchange Act and the NASDAQ Listing Standards. The Board of Directors has also determined that Mr. Colvin qualifies as an “audit committee financial expert” under the rules of the SEC.

Role in Financial Reporting

The management of Energy XXI (Bermuda) Limited (for purposes of this Report, the “company”) is responsible for the company’s internal controls and the financial reporting process. The independent auditor hired by the company is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors and oversees these processes and reports to the company’s Board of Directors with respect to its findings. The responsibility and authority of the Audit Committee is more specifically described in the Audit Committee Charter, which has been approved by the company’s Board of Directors. A copy of the Audit Committee Charter is available on the company’s website at www.energyxxi.com under “Corporate Governance.”

Fiscal 2014 Financial Statements

In order to fulfill our monitoring and oversight duties, we:

•	reviewed and discussed the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 with management and the independent registered public accounting firm, UHY LLP,
•	discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AV Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and
•	received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed the independent registered public accounting firm’s independence with the firm.

During fiscal 2014, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee reviewed and discussed with management and UHY LLP management’s report on internal control over financial reporting and UHY LLP’s report on their audit of the company’s internal control over financial reporting as of June 30, 2014.

Based on this review and discussions, we recommended to the Board of Directors that the audited consolidated financial statements for the year ended June 30, 2014 be included in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 for filing with the SEC and the Board of Directors approved such inclusion.

Auditor Independence

The Audit Committee considered whether the provision of non-audit services by UHY LLP was compatible with maintaining such firm’s independence. After reviewing the services provided by UHY LLP, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the selection, subject to shareholder ratification of UHY LLP as the independent registered public accounting firm of the company.

Respectfully submitted by the Audit Committee,
William Colvin, Chairman
Paul Davison
Kevin Flannery
Scott A. Griffiths

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and anyone who beneficially owns more than 10% of our Common Shares to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and to furnish copies of such reports to us. Based solely on our review of the copies of these reports furnished to us and representations from our officers and directors, we believe that all filings required to be made under Section 16(a) were made on a timely basis during our fiscal year ended June 30, 2014.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL GENERAL MEETING

Pursuant to the various rules promulgated by the SEC, shareholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2015 Annual General Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, shareholder proposals must be received by our Corporate Secretary no later than June 8, 2015. No shareholder proposal was received for inclusion in this proxy statement.

In addition to the requirements of Rule 14a-8, and as more specifically provided for in our Bye-Laws, in order for a nomination of persons for election to our Board of Directors or a proposal of business to be properly brought before an annual general meeting, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of our Board of Directors or by a shareholder entitled to vote and who complies with the notice procedures set forth in our Bye-Laws. A shareholder making a nomination for election to our Board of Directors or a proposal of business for the 2015 Annual General Meeting must deliver proper notice to our Corporate Secretary at least 120 days but not more than 150 days prior to the anniversary date of the date of proxy statement released to shareholders in connection with the 2014 Annual General Meeting for a nomination for election to our Board of Directors, and at least 60 days but not more than 90 days prior to the anniversary date of the 2014 Annual General Meeting for a proposal of business. In other words, for a shareholder nomination for election to our Board of Directors or a proposal of business to be considered at the 2015 Annual General Meeting, it should be properly submitted to our Corporate Secretary no earlier than May 10, 2015, and no later than June 9, 2015, or August 6, 2015, and no later than September 5, 2015, respectively.

Under Rule 14a-4(c) of the Exchange Act, our Board of Directors may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a shareholder at the 2015 Annual General Meeting that the shareholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board of Directors intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before September 5, 2015, and the shareholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after September 5, 2015, and the matter nonetheless is permitted to be presented at the 2015 Annual General Meeting, our Board of Directors may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the Annual Meeting of Shareholders. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

For each individual that a shareholder proposes to nominate as a director, the shareholder’s written notice to our Corporate Secretary must include the information set forth under “Board of Directors and Governance  — Committees of Our Board of Directors — Director Nomination Process.” From time to time, the Nomination Committee may request additional information from the nominee or the shareholder. For any other business that a shareholder desires to bring before an annual meeting, the shareholder notice must be delivered to Energy XXI (Bermuda) Limited, Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda, Attention: Corporate Secretary, not less than 120 days nor more than 150 days prior to the anniversary date of the 2014 Annual General Meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters.

HOUSEHOLDING OF ANNUAL GENERAL MEETING MATERIALS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding our Common Shares but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies mailed to you, please submit a request to our Corporate Secretary at the address specified above or call our Investor Relations department at (713) 351-3000, and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Financial Statements

A copy of our 2014 Annual Report, which consists of our Form 10-K, accompanies this proxy statement. The 2014 Annual Report is not incorporated in this proxy statement and is not to be deemed part of this proxy soliciting material.

We have filed our Form 10-K for the fiscal year ended June 30, 2014 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov.

Upon written request by a shareholder, we will mail, without charge, a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Written requests should be delivered to Energy XXI (Bermuda) Limited, Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda, Attention: Corporate Secretary. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

OTHER BUSINESS

Our Board of Directors does not intend to bring any other matters before the 2014 Annual General Meeting in addition to those described above, and has not been informed that any other matters are to be presented by others. If other business is properly presented for consideration at the 2014 Annual General Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

By order of the Board of Directors
Juliet Evans
Corporate Secretary
October 10, 2014
Hamilton, Bermuda

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

ENERGY XXI (BERMUDA) LIMITED

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on November 3, 2014.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this ☒

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTIONS, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR ITEMS 2, 3, 4 AND 5.

1. ELECTION OF DIRECTORS

	FOR	WITHHOLD
(1). John D. Schiller, Jr.	☐	☐
(2). William Colvin	☐	☐

	FOR	AGAINST	ABSTAIN
2. TO APPROVE THE CORPORATE NAME CHANGE	☐	☐	☐
3. TO APPROVE THE AIM ADMISSION CANCELLATION	☐	☐	☐
4. TO APPROVE, IN A NON-BINDING ADVISORY VOTE, THE COMPENSATION PROVIDED TO THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE PROXY STATEMENT	☐	☐	☐
5. TO RATIFY THE APPOINTMENT OF UHY LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2015	☐	☐	☐

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ____________ Signature ____________ Date ________, 2014.

Please sign exactly as the name appears hereon. When signing as attorney, administrator, trustee, or guardian, please give your full title.